UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Cyteir Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION

CYTEIR THERAPEUTICS, INC.

99 Hayden Ave, Building B, Suite 450

Lexington, Massachusetts 02421

Notice of Special Meeting of Stockholders

To Be Held on [ ], 2023

Dear Stockholder:

You are cordially invited to attend the Cyteir Therapeutics, Inc., or the Company, Special Meeting of Stockholders, or the Special Meeting. The meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/CYT2023SM on [ ], 2023, at [ ] Eastern Time. We have determined to hold a virtual-only Special Meeting in order to facilitate stockholder attendance and to enable stockholder participation from any location. You will be able to attend our Special Meeting online, vote your shares, and submit your questions during the meeting by visiting at www.virtualshareholdermeeting.com/CYT2023SM. Details regarding how to attend the meeting online are more fully described in the Proxy Statement. The Special Meeting will be held for the purpose of considering and voting on the following proposals recommended by the Board of Directors of the Company:

1.

To approve the liquidation and dissolution of the Company, or the Dissolution, pursuant to the Plan of Complete Liquidation and Dissolution, or the Plan of Dissolution, which, if approved, will authorize the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution. This proposal is referred to as the “Dissolution Proposal.”

2.

To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Dissolution Proposal in the event that there are insufficient votes to approve the Dissolution Proposal. This proposal is referred to as the “Adjournment Proposal.”

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Special Meeting is [ ], 2023. Only stockholders of record at the close of business on that date are entitled to notice of and may vote at the Special Meeting or any adjournment thereof.

Our Board of Directors, after considering the factors more fully described in the proxy statement, unanimously recommends, on behalf of the Company, that you vote: (1) “FOR” the adoption of the Plan of Dissolution; and (2) “FOR” the Adjournment Proposal.

The proxy statement provides detailed information about the Special Meeting, the Dissolution, the Plan of Dissolution and the Proposals as well as the actions and determinations of the Board of Directors in connection with its evaluation of the Plan of Dissolution and the Dissolution. A copy of the Plan of Dissolution is attached as Annex A to the proxy statement. We urge you to read both the proxy statement and Plan of Dissolution carefully in their entirety as they contain important information about, among other things, the Dissolution and how it affects you.

Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend, and vote at, the Special Meeting, then your vote at the Special Meeting will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Plan of Dissolution, without your instructions. If you fail to authorize a proxy or vote online at the meeting, abstain from voting at the meeting or fail to instruct your bank, broker or nominee on how to vote, such failure will have the same effect as votes cast “AGAINST” the Dissolution Proposal.

If you have any questions concerning the Special Meeting, the Dissolution, the Plan of Dissolution or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue

New York, New York 10022

Call toll free: (800) 662-5200

Or collect: +1 (203) 658-9400

Email: CYT@info.morrowsodali.com

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

By Order of the Board of Directors

Markus Renschler, M.D. President and Chief Executive Officer

Lexington, Massachusetts

[ ], 2023

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Dissolution, passed upon the merits of the Dissolution or passed upon the adequacy or accuracy of the information contained in this proxy statement and any documents incorporated by reference. Any representation to the contrary is a criminal offense.

This proxy statement is dated [ ], 2023, and is first being mailed to our stockholders on or about [ ], 2023.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [ ], 2023

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [ ], 2023

This proxy statement is available on our website at http://www.cyteir.com. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference. We intend to mail these proxy materials on or about [ ], 2023 to all stockholders of record entitled to vote at the Special Meeting.

A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination during regular business hours for the ten days prior to the Special Meeting by request. You may email us at ir@cyteir.com to coordinate arrangements to view the stockholder list.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the Plan of Dissolution, without your instructions.

If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote virtually at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Dissolution Proposal and will have no effect on the Adjournment Proposal.

You should carefully read and consider this entire proxy statement and its annexes, along with all of the documents incorporated by reference into this proxy statement, as they contain important information about, among other things, the Dissolution and how it affects you. If you have any questions concerning the Special Meeting, the Dissolution, the Plan of Dissolution or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue

New York, New York 10022

Call toll free: (800) 662-5200

Or collect: +1 (203) 658-9400

Email: CYT@info.morrowsodali.com

v

CYTEIR THERAPEUTICS, INC.

99 Hayden Ave, Building B, Suite 450

Lexington, Massachusetts 02421

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [ ], 2023

This proxy statement, along with the accompanying Notice of Special Meeting of Stockholders, contains information about the Special Meeting of Stockholders of Cyteir Therapeutics, Inc., including any adjournments or postponements of the meeting, which we refer to as the “Special Meeting.” The Special Meeting will be conducted virtually only, via live webcast, at [ ] Eastern Time on [ ], 2023.

In this proxy statement, we refer to Cyteir Therapeutics, Inc. as “Cyteir,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Special Meeting.

On or about [ ], 2023, we made available this proxy statement and the attached Notice of Special Meeting of Stockholders to all stockholders entitled to vote at the Special Meeting.

SUMMARY OF TERMS

The following is a summary of the most material terms of the Plan of Dissolution of the Company detailed in this proxy statement and attached as Appendix A. This summary does not contain all of the information that is important to you. We urge you to read this entire document (including the appendices) before you decide whether to vote to approve the Plan of Dissolution.

About Cyteir Therapeutics, Inc.

The Company has operated as a clinical-stage biotechnology company focused on the development of CYT-0851, an oral investigational drug that inhibits monocarboxylate transporters. On June 30, 2023, we announced that our Board of Directors had determined, after consideration of potential strategic alternatives, it is in the best interests of its shareholders to dissolve the Company, liquidate its assets following an orderly wind down of the Company’s operations, and return remaining cash to shareholders.

We were incorporated in the State of Delaware in 2012. Our website address is www.cyteir.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this proxy statement.

We have historically filed electronically with the SEC our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section  13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

The Plan of Dissolution (see page 17)

On September 7, 2023, our Board of Directors unanimously approved, subject to stockholder approval, the dissolution and liquidation of the Company pursuant to the Plan of Dissolution. A Special Meeting of our stockholders will be held virtually, via live webcast at [    ] Eastern Time on [    ], 2023, at www.virtualshareholdermeeting.com/CYT2023SM. At the Special Meeting, you will be asked to consider and vote upon proposals to (1) approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution; and (2) adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution.

If the Dissolution is approved by our stockholders, our Board of Directors will have sole discretion to determine if and when (at such time as they deem appropriate following stockholder approval of the Dissolution) to proceed with the Dissolution. If the Board of Directors decides to proceed with the Dissolution, we will liquidate any remaining assets, satisfy or make reasonable provision for our remaining obligations, and make distributions to the stockholders of available proceeds, if any. The Board of Directors intends to seek to distribute funds to our stockholders as promptly as practicable, as permitted by the General Corporation Law of the State of Delaware, or the DGCL, and the Plan of Dissolution, and will seek to take reasonable actions to optimize the distributable value to our stockholders. As discussed below under the heading “Proposal No. 1: Approval of the Dissolution Pursuant to the Plan of Dissolution-Background of the Proposed Dissolution and Plan of Dissolution,” the Board of Directors will continue to consider viable potential strategic alternatives prior to filing the Certificate of Dissolution, including a potential sale of our CYT-0851 program or a sale of the Company. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the date we file a certificate of dissolution, or the Certificate of Dissolution, with the Delaware Secretary of State, which is referred to herein as the “Final Record Date.” We will close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, any distributions made by us will be made solely to the stockholders of record as of the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

Reasons for the Dissolution (see page 20)

The decision of the Board of Directors to seek your approval for the Dissolution Proposal followed a process which the Board of Directors consulted with management and legal and other advisors and carefully considered the risks, timing, viability and potential impact to our stockholders of the alternatives potentially available to us. Based on such consideration and analysis, the Board of Directors determined that the Dissolution pursuant to the Plan of Dissolution is advisable and in the best interests of the Company and our stockholders. In making its determination, our Board of Directors considered, among other factors:

•	the fact that the Company currently has no significant remaining business prospects;

•

the fact that the Company will continue to incur substantial accounting, legal and other expenses associated with being a public company despite having no source of revenue or financing alternatives; and

•

the fact that the Company has conducted an evaluation to identify remaining strategic alternatives involving the Company’s assets or the Company as a whole, such as a merger, asset sale, strategic partnership or other business combination transaction, which would have a reasonable likelihood of providing value to our stockholders in excess of the amount the stockholders would receive in a liquidation.

Our Board of Directors concluded that dissolution and liquidation under Delaware law is the preferred strategy among the alternatives now available to us and is in the best interests of our stockholders. Accordingly, our Board of Directors unanimously approved the Dissolution of the Company pursuant to the Plan of Dissolution and recommends that our stockholders approve the Dissolution pursuant to the Plan of Dissolution. If the Board of Directors is able to identify new strategic alternatives, including a sale of the Company, that would have a reasonable likelihood of providing value to stockholders in excess of the amount the stockholders would receive in a liquidation, the Board of Directors may, in its discretion, abandon the Dissolution to pursue such transactions, either before or after stockholder approval.

Description of our Plan of Dissolution and Dissolution Process (see page 22)

A dissolved corporation continues its existence for three years after dissolution, or such longer period as the Delaware Court of Chancery may direct, for the purpose of prosecuting and defending suits and enabling the corporation to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. A dissolved corporation may not, however, continue the business for which it was organized. Any action, suit or proceeding begun by or against the corporation before or during this survival period does not abate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the three-year period until any related judgments, orders or decrees are fully executed, without the necessity for any special direction by the Delaware Court of Chancery.

If the Plan of Dissolution is approved by the requisite vote of our stockholders, the steps set forth below will be completed at such times as the Board of Directors, in its discretion and in accordance with the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of our stockholders:

•	the filing of a Certificate of Dissolution with the Delaware Secretary of State;

•

the cessation of all our business activities except those relating to winding up and liquidating our business and affairs, including, but not limited to, prosecuting and defending suits by or against us, if any, and closing our Phase 1/2 clinical trial of CYT-0851;

•	the collection, sale, exchange or other disposition of remaining non-cash property and assets;

•	the payment of or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or un-matured contractual claims known to us;

•

the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party;

•

the making of such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of dissolution;

•	the setting aside of a contingency reserve consisting of cash and/or property to satisfy such claims and contingent obligations of the Company;

•	the making of the Common Stock Liquidation Distribution (as defined below) to our stockholders of record determined as of the Final Record Date; and

•	the taking of any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.

Our Board of Directors may, to the full extent permitted by law, amend the Plan of Dissolution without any further stockholder approval if it determines that such amendment is in the best interest of our stockholders. In addition, if the Board of Directors determines that dissolution and liquidation are not in the best interests of our stockholders, the Board of Directors may direct that the Plan of Dissolution be abandoned, either before or after stockholder approval.

Estimated Distribution to Stockholders (see page 23)

Based on the information currently available to us and if our stockholders approve the Dissolution, we estimate that the aggregate amount of cash that will be available for distribution to our stockholders will be in the range between approximately $106 million and $121 million and the total amount distributed to stockholders will be in the range between approximately $2.92 and $3.31 per share of common stock. We refer to this distribution to stockholders as the “Common Stock Liquidation Distribution”. Our current estimate of the amount to be distributed to stockholders in the Common Stock Liquidation Distribution does not reflect any additional proceeds we may receive from additional sales of our assets in connection with our Dissolution. We intend to make the Common Stock Liquidation Distribution as soon as practicable following the filing of the Certificate of Dissolution as creditor claims and contingent liabilities are paid or settled; however, we are unable to predict the precise timing or amount of the Common Stock Liquidation Distribution. The timing and the amount of the distribution will depend upon the actual expenses incurred, the timing of the resolution of matters for which we have established the contingency reserve and the amount to be paid in satisfaction of such contingencies. The Common Stock Liquidation Distribution will be made to stockholders according to their holdings of common stock as of the Final Record Date, which shall be the date on which we close our stock transfer books and discontinue recording transfers of our common stock except for transfers by will, intestate succession or operation of law.

Contingent Liabilities; Contingency Reserve (see page 25)

Under the DGCL, we are required, in connection with our dissolution and liquidation, to pay or make reasonable provision for payment of all of our liabilities and obligations. Following the approval of the Plan of Dissolution by our stockholders, we will pay all known liabilities. We currently estimate that we will establish a reserve for unanticipated claims of approximately $500,000, which will be used to satisfy contingent and unknown liabilities as they become due.

The estimated amount of the contingency reserve is based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities. There can be no assurance that the contingency reserve will be sufficient. If any of our estimates, including estimates relating to the costs of the liquidation process and of satisfying outstanding obligations, liabilities and claims during the liquidation process, are inaccurate, we may be required to increase the amount of the contingency reserve. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied or reserved in full, we will distribute any remaining portion of the contingency reserve to our stockholders of record as of the Final Record Date.

Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by any liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors, out of the amounts theretofore received by such stockholder from us or from any liquidating trust or trusts, of such stockholder’s pro rata share of such excess.

Stock of the Company; Final Record Date (see page 26)

The Final Record Date will be the date upon which we file the Certificate of Dissolution with the Delaware Secretary of State. We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Final Record Date.

Treatment of Equity Awards (see page 27)

We will give notice to holders of outstanding stock options of our plans to dissolve and liquidate, and allow these holders to exercise their vested stock options prior to the Final Record Date. Unless and until a stock option is exercised and payment of the applicable exercise price is made, option holders are not entitled, with respect to their options, to any cash distributions payable under the Plan of Dissolution. Our equity incentive plans, together with all outstanding options to purchase shares of our common stock, will terminate on or around the Final Record Date.

Interests of Directors and Executive Officer in Approval of the Plan of Dissolution (see page 28)

In considering the recommendation of our Board of Directors, you should be aware that our directors and executive officers may have interests in the Plan of Dissolution that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution and the transactions contemplated thereby and in determining to recommend that the Company’s stockholders vote “FOR” the Dissolution Proposal. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Material U.S. Federal Income Tax Consequences of the Dissolution (see page 31)

Distributions made pursuant to the Plan of Dissolution are intended to be treated as received by a stockholder in exchange for the stockholder’s shares of our common stock and could result in a U.S. federal income tax liability to the stockholder. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Dissolution” beginning on page 31 of this proxy statement. Stockholders are urged to carefully review the discussion of tax matters within this proxy statement and to consult their own tax advisors as to the specific tax consequences to them of the Dissolution.

Required Stockholder Vote (see page 36)

The affirmative vote of the holders of a majority of all outstanding shares of common stock on the record date is required to approve the Dissolution Proposal. Only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.

Recommendation of Our Board of Directors (see page 36)

On September 7, 2023, our Board of Directors unanimously: (1) determined that the dissolution of the Company is advisable and in the best interests of the Company, (2) approved in all respects the form, terms and provisions of the Plan of Dissolution, and (3) recommended that our stockholders vote “FOR” the approval of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution.

IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why is the Company soliciting my proxy?

The Board of Directors of the Company is soliciting your proxy to vote at the virtual-only Special Meeting of Stockholders to be held at [ ] Eastern Time on [ ], 2023, via a live webcast, including any adjournments or postponements of the meeting, which we refer to as the Special Meeting. This proxy statement along with the accompanying Notice of Special Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Special Meeting.

We have made available to you the Notice of Special Meeting of Stockholders and the proxy card because you owned shares of the Company’s common stock on the record date.

When were this proxy statement and the accompanying materials sent to stockholders?

On or about [ ], 2023, we began sending the Notice of Special Meeting of Stockholders, the proxy card and our proxy statement to all stockholders entitled to vote at the Special Meeting.

When is the record date for the Special Meeting?

The Company’s Board of Directors has fixed the record date for the Special Meeting as of the close of business on [ ], 2023. Only stockholders who owned our common stock at the close of business on [ ], 2023 are entitled to vote at the Special Meeting.

Why a virtual-only Special Meeting?

We have determined to hold a virtual-only Special Meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location.

To participate in the Special Meeting virtually via the Internet, please visit www.virtualshareholdermeeting.com/CYT2023SM. You will need the 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you do not have your 16-digit control number and attend the meeting online, you will be able to listen to the meeting only—you will not be able to vote or submit questions during the meeting.

Stockholders of record and beneficial owners as of the close of business on [ ], 2023, the record date, will have the ability to submit questions and vote electronically at the Special Meeting via the virtual-only meeting platform.

How do I attend the virtual-only Special Meeting?

The Special Meeting will be held entirely online at www.virtualshareholdermeeting.com/CYT2023SM. A summary of the information you need to attend the Special Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of common stock ownership, are posted at www.virtualshareholdermeeting.com/CYT2023SM.

•	Questions regarding how to attend and participate via the Internet will be answered by calling [ ] on the day before the Special Meeting and the day of the Special Meeting.

•	Please have your 16-digit control number to enter the Special Meeting.

•	Stockholders may submit questions while attending the Special Meeting via the Internet.

•	The meeting webcast will begin promptly at [ ] Eastern Time.

•	We encourage you to access the meeting prior to the start time. Online check-in will begin at [ ] Eastern Time, and you should allow ample time for the check-in procedures.

If your shares are held in a bank or brokerage account, instructions should also be provided on the voting instruction form provided by your bank or brokerage firm.

What if I have technical difficulties accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting login page.

How many votes can be cast by all stockholders?

A total of [    ] shares of common stock of the Company were outstanding as of the close of business on [    ], 2023 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Special Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice of Special Meeting of Stockholders.

If my broker holds my shares in “street name,” will my broker vote my shares for me?

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Dissolution Proposal and will have no effect on the Adjournment Proposal.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

By Internet	Follow the instructions in the proxy card.

By Telephone	Follow the instructions on the proxy card.

By Mail	Complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person (Virtual)	You may also vote in person virtually by attending the meeting through www.virtualshareholdermeeting.com/CYT2023SM.

If your shares of common stock are held in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

How many votes are needed to approve each proposal?

Proposal No. 1:	The affirmative vote of the holders of a majority of all outstanding shares of common stock on the record date is required to approve the Dissolution Proposal. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the meeting, abstain from voting at the meeting, or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as votes cast “AGAINST” this proposal. As of [ ], 2023, the record date for the Special Meeting, [ ] shares constitute a majority of the issued and outstanding shares of common stock.

Proposal No. 2:	Approval of the Adjournment Proposal requires, if a quorum is present, the affirmative vote of the majority of the votes cast on the matter affirmatively or negatively. If a quorum is not present, the chairperson of the meeting may adjourn the meeting to another place, if any, date and time.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal No. 1:	FOR the Dissolution Proposal, which includes the approval of the liquidation and dissolution of the Company, or the Dissolution, and the Plan of Liquidation and Dissolution, or the Plan of Dissolution, which, if approved, will authorize the Board to liquidate and dissolve the Company in accordance with the Plan of Dissolution.

Proposal No. 2:	FOR the Adjournment Proposal, which includes the approval of an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Dissolution Proposal.

Who pays the cost for soliciting proxies?

The Company will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. The Company may solicit proxies by mail, personal interview, telephone or via the Internet through its directors, officers and other management employees, who will receive no additional compensation for such services. In addition, we have engaged Morrow Sodali to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, which in total is not expected to exceed $15,000, plus reimbursement of customary expenses.

What happens if I abstain from voting or if I do not vote on the proposals?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the proposal to adopt the Plan of Dissolution and will have no effect on the Adjournment Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will count as a vote “AGAINST” the Plan of Dissolution.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will count as a vote “AGAINST” the proposal to adopt the Plan of Dissolution. A failure to vote will not have any effect on the Adjournment Proposal.

Because brokers, banks and other nominees are not expected to have discretionary voting authority with respect to the proposal to adopt the Plan of Dissolution or the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares may not be voted on your behalf for any proposal, will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying our Corporate Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your shares are held in street name, you must contact your broker, bank or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

Who can help answer my questions?

If you have any questions concerning the Plan of Dissolution, the Dissolution, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue

New York, New York 10022

Call toll free: (800) 662-5200

Or collect: +1 (203) 658-9400

Email: CYT@info.morrowsodali.com

GENERAL INFORMATION ABOUT THE DISSOLUTION AND THE PLAN OF DISSOLUTION

What does the Plan of Dissolution entail?

The Plan of Dissolution provides an outline of the steps for the Dissolution of the Company. The Plan of Dissolution provides that we may file the Certificate of Dissolution as the Board of Directors determines in its sole discretion following the required stockholder approval. The Certificate of Dissolution will become effective upon filing, or the Effective Time.

Why is the Board of Directors recommending approval of the Dissolution of the Company pursuant to the Plan of Dissolution?

After carefully considering the risks, timing, viability and potential impact on our stockholders of the strategic alternatives potentially available to us, as well as the recommendations of our management, and in consultation with our advisors, the Board of Directors determined that the Dissolution of the Company pursuant to the Plan of Dissolution is advisable and in the best interests of the Company and our stockholders. For further discussion of the background and reasons for the Dissolution, see “Proposal No. 1: Approval of the Dissolution Pursuant to the Plan of Dissolution—Background of the Proposed Dissolution and Plan of Dissolution” and “Proposal No. 1: Approval of the Dissolution Pursuant to the Plan of Dissolution—Reasons for the Dissolution.”

What will happen if the Dissolution is approved?

If the Plan of Dissolution is approved by our stockholders, our Board of Directors will have sole discretion to determine if and when (at such time as it deems appropriate following stockholder approval of the Dissolution) to proceed with the Dissolution. If the Board of Directors decides to proceed with the Dissolution, we will liquidate any remaining assets, satisfy or make reasonable provisions for our remaining obligations, and make distributions to the stockholders of available proceeds, if any, or the Common Stock Liquidation Distribution. The Board of Directors intends to seek to distribute funds to our stockholders as promptly as practicable, as permitted by the Delaware General Corporation Law, or the DGCL, and the Plan of Dissolution, and will seek to take reasonable actions to optimize the distributable value to our stockholders. The Board of Directors will continue to consider viable potential strategic alternatives prior to filing the Certificate of Dissolution.

What will happen if the Plan of Dissolution is not approved?

If stockholders do not approve the Plan of Dissolution, then we will not proceed with the Common Stock Liquidation Distribution and we will continue our corporate existence and the Board of Directors will continue to explore strategic alternatives.

Can the Board of Directors abandon or modify the Plan of Dissolution after stockholder approval prior to the Effective Time of the Dissolution?

Yes. If the Board of Directors determines that the Dissolution is not in the best interests of the Company or our stockholders, the Board of Directors may direct that the Dissolution be abandoned, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law, in either case without the necessity of further stockholder approval. In particular, if the Board of Directors is able to identify new strategic alternatives, including a sale of the Company, that would have a reasonable likelihood of providing value to stockholders in excess of the amount the stockholders would receive in a liquidation, the Board of Directors may, in its discretion, abandon the Dissolution to pursue such transactions, either before or after stockholder approval. After the Certificate of Dissolution has been filed with the Delaware Secretary of State, revocation of the Dissolution would require stockholder approval under Delaware law.

Can the Company estimate the amount of the Common Stock Liquidation Distribution that the stockholders would receive in the Dissolution?

We cannot predict with certainty the amount of distributions, if any, to our stockholders. However, based on the information currently available to us and if our stockholders approve the Dissolution, we estimate that the aggregate amount of cash that will be available for distribution to our stockholders in the Common Stock Liquidation Distribution will be in the range between approximately $106 million and $121 million and the total amount distributed to stockholders will be in the range between approximately $2.92 and $3.31 per share of common stock. These amounts may be paid in one or more distributions. Our current estimate of the amount to be distributed to stockholders in the Common Stock Liquidation Distribution does not reflect any additional proceeds we may receive from additional sales of our assets in connection with our Dissolution.

The Common Stock Liquidation Distribution will not occur until after the Certificate of Dissolution is filed, and we cannot predict the ultimate timing or amount of such distribution, as uncertainties exist as to the value we may receive upon the sale of remaining assets, the ultimate amount of our liabilities, the amounts to be set aside for potential, known, unknown or contingent claims, the operating costs, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions. These and other factors make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distribution. Although we cannot predict the timing or amount of any such distributions, the Board of Directors intends to seek to make the Common Stock Liquidation Distribution to our stockholders as promptly as practicable, as permitted by the DGCL and the Plan of Dissolution, and will seek to take reasonable actions to optimize the distributable value to our stockholders.

Can I still sell my shares of common stock?

Yes, but only until the filing of our Certificate of Dissolution with the Delaware Secretary of State. If the Dissolution is approved by our stockholders and if and when the Board of Directors determines to proceed with the Dissolution, we will close our transfer books as of the Effective Time (such date, the Final Record Date). After such time, we will not record any further transfers of our common stock, except pursuant to the provisions of a deceased stockholder’s will, intestate succession, or by operation of law and we will not issue any new stock certificates, other than replacement certificates. As a result of the closing of our transfer books, it is anticipated that distributions, if any, made in connection with the Dissolution will be made pro rata to the same stockholders of record as the stockholders of record as of the Final Record Date, and it is anticipated that no further trading of our common stock will occur after the Final Record Date.

Our common stock is currently listed on the Nasdaq Global Select Market, or Nasdaq. We expect that our common stock will be delisted on or shortly after the Final Record Date, and trading will be suspended on that date or as soon thereafter as is reasonably practicable. If our common stock is delisted prior to the Final Record Date, trading in our common stock may be very limited.

Do I have appraisal rights in connection with the Dissolution?

No. Stockholders are not entitled to assert appraisal rights in connection with the Dissolution, and we do not intend to independently provide stockholders with any such right.

Are there any risks related to the Dissolution?

Yes. You should carefully review the section titled “Risk Factors” beginning on page 14 of this proxy statement for a description of risks related to the Dissolution.

When do you expect the dissolution and winding-up process to be completed?

Assuming the Dissolution pursuant to the Plan of Dissolution is approved by our stockholders, we are currently targeting to file a Certificate of Dissolution with the Delaware Secretary of State prior to [ ], 2023, although such filing may be delayed by the Board of Directors in its sole discretion and the Board of Directors has not set a deadline to make its decision to proceed with the filing of a Certificate of Dissolution. If the Board of Directors determines that the Dissolution is not in the best interests of the Company or our stockholders, the Board of Directors may direct that the Dissolution be abandoned, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law, in either case without the necessity of further stockholder approval. After the Certificate of Dissolution has been filed with the Delaware Secretary of State, however, revocation of the Dissolution would require stockholder approval under Delaware law. Pursuant to the DGCL, our corporate existence will continue for a period of at least three years following the Effective Time for the purpose of prosecuting and defending suits, winding up the Company and making distributions to stockholders, but not for the purpose of continuing to engage in any business for which the Company was organized. The three-year statutory winding-up period can be extended by the Delaware Court of Chancery. In addition, we may remain a body corporate beyond the three-year period for the sole purpose of proceedings begun before or during the three-year period. As a result, the winding-up process could extend beyond three years after dissolution, and it is difficult to estimate when it will be completed.

Will I owe any U.S. federal income taxes as a result of the Dissolution?

Distributions made pursuant to the Plan of Dissolution are intended to be treated as received by a stockholder in exchange for the stockholder’s shares of our common stock and could result in a U.S. federal income tax liability to the stockholder. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Dissolution” beginning on page 31 of this proxy statement. You should consult your tax advisor as to the particular tax consequences of the Dissolution to you, including the applicability of any U.S. federal, state and local and non-U.S. tax laws.

Why is stockholder approval being sought for the Dissolution Proposal?

Under the DGCL, stockholder approval by the holders of a majority of the outstanding voting power of the shares entitled to vote on the matter is required for certain fundamental corporate transactions, such as the complete liquidation of the Company or the dissolution of the Company. The Dissolution Proposal contemplates the dissolution of the Company, winding up of its affairs after dissolution and liquidation of any remaining assets pursuant to the Plan of Dissolution. Therefore, under the DGCL, the Dissolution Proposal requires stockholder approval. The Plan of Dissolution gives the Board of Directors, to the fullest extent permitted by law, the authority to liquidate all of our assets in the manner that it believes is in the best interest of our stockholders after the filing of the Certificate of Dissolution without further stockholder approval.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “could,” “target,” “predict,” “seek” and similar expressions are intended to identify forward-looking statements. We include forward-looking information in our discussion of the following, among other topics, the timing and progress of our complete liquidation and dissolution. All statements other than statements of historical facts contained in this proxy statement are forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the following, which could cause actual results to differ materially:

•	the availability, timing and amount of the Common Stock Liquidation Distribution;

•	the amounts that will need to be set aside by us;

•	the adequacy of such reserves to satisfy our obligations;

•	our ability to favorably resolve potential tax claims, litigation matters and other unresolved contingent liabilities;

•	the amount of proceeds that might be realized from the sale or other disposition of our assets;

•	the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations;

•	the incurrence by the Company of expenses relating to the Dissolution;

•	the timing of delisting of our common stock from Nasdaq and related limitations on future trading of our common stock prior to the Dissolution; and

•	our ability to retain employees, consultants and other resources to carry out the Dissolution; and

•	the ability of the Board of Directors to abandon, modify or delay implementation of the Plan of Dissolution, even after stockholder approval.

It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement. You should not rely upon forward-looking statements as predictions of future events. We cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement to conform these statements to actual results or reflect interim developments, except as required by law.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this proxy statement and the annexes attached to the proxy statement, including risks described in our filings with the SEC referred to herein, when deciding whether to vote to approve the Dissolution Proposal. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware, or that we currently believe are not material, may also become important factors. This proxy statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors that are described below and elsewhere in this proxy statement. See the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.”

The amount we distribute to our stockholders in the Common Stock Liquidation Distribution may be substantially less than the amount we currently estimate if the amounts of our liabilities, other obligations and expenses or claims against us are higher than we currently anticipate or larger contingency reserves are established.

If our stockholders approve the Plan of Dissolution, the Common Stock Liquidation Distribution is expected to be between $2.92 and $3.31 per share (based on 36,091,075 shares outstanding as of September 27, 2023). The amount of cash ultimately distributed to our stockholders in the distribution depends on the amount of our liabilities, obligations and expenses and claims against us, and contingency reserves that we establish during the liquidation process. We have attempted to estimate reasonable reserves for such liabilities, obligations, expenses and claims against us. However, those estimates may be inaccurate. Factors that could impact our estimates include the following:

•	if any of the estimates regarding the Plan of Dissolution, including the expenses to satisfy outstanding obligations, liabilities and claims during the liquidation process, are inaccurate;

•	if unforeseen claims are asserted against us, we will have to defend or resolve such claims or establish a reasonable reserve before making distributions to our stockholders; and

•

if the estimates regarding the expenses to be incurred in the liquidation process, including expenses of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve and liquidate the Company, are inaccurate.

If any of the foregoing occurs, the amount we distribute to our stockholders may be substantially less than the amount we currently estimate.

If our stockholders vote against the Plan of Dissolution, it would be very difficult for us to continue our business operations.

If our stockholders do not approve the Plan of Dissolution, we would have to continue our business operations from a difficult position, in light of our announced intent to dissolve and liquidate. We have generally ceased normal business operations and terminated all but 13 of our employees. Prospective employees, vendors and other third parties may refuse to form relationships or conduct business with us if they do not believe we will continue to operate as a going concern.

If our stockholders do not approve the Plan of Dissolution, then we will not proceed with the Common Stock Liquidation Distribution and we will continue our corporate existence and the Board of Directors will continue to explore strategic alternatives in a manner intended to maximize value.

The payment of the Common Stock Liquidation Distribution to our stockholders could be delayed.

The Board of Directors intends, subject to contingencies inherent in winding down our business, to make the Common Stock Liquidation Distribution, as promptly as practicable as creditor claims and contingent liabilities are paid or settled. However, we are currently unable to predict the precise timing of the Common Stock Liquidation Distribution whether such liquidating distribution will occur at all. The timing of the Common Stock Liquidation Distribution will depend on and could be delayed by, among other things, claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of such distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for such distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder receiving the Common Stock Liquidation Distribution could be held liable for payment to our creditors of his, her or its pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

If the Plan of Dissolution is approved by our stockholders, we will file a Certificate of Dissolution with the Delaware Secretary of State dissolving the Company. Pursuant to the DGCL, we will continue to exist for three years after our dissolution or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against the Company and enabling us gradually to close our business, to dispose of our property and to discharge our liabilities. Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder of record as of the Final Record Date could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

Although the liability of any stockholder is limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) pursuant to the Plan of Dissolution, this means that a stockholder could be required to return all liquidating distributions previously made to such stockholder and receive nothing from us under the Plan of Dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. While we will endeavor to make adequate reserves for all known, contingent, and unknown liabilities, there is no guarantee that the reserves established by us will be adequate to cover all such expenses and liabilities.

No further stockholder approval will be required.

Approval of the Plan of Dissolution and the actions contemplated thereby requires the affirmative vote of a majority of our outstanding shares of common stock. If our stockholders approve the Plan of Dissolution, we will be authorized to cease operations, sell, license or otherwise dispose of all of our remaining non-cash assets and dissolve the Company without further approval of our stockholders, unless required to do so by Delaware law.

Our stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.

Distributions made pursuant to the Plan of Dissolution are intended to be treated as received by a Holder in exchange for the Holder’s shares of our common stock. Accordingly, a stockholder that is a U.S. person generally is expected to recognize gain or loss on a share-by-share basis equal to the difference between (1) the aggregate value of all liquidating distributions received by the stockholder with respect to each share of common stock, and (2) the stockholder’s adjusted tax basis in such share. A liquidating distribution pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. Any loss will generally be recognized only in the tax year in which the stockholder receives their final liquidating distribution from the Company, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Any such gain or loss generally will be capital gain or loss, respectively, provided the shares are held as capital assets, and generally will be long-term capital gain or loss, respectively, if such shares have been held for more than one year. The deductibility of capital losses is subject to limitations. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Dissolution” beginning on page 31 of this proxy statement. You should consult your tax advisor as to the particular tax consequences of the Dissolution to you, including the applicability of any U.S. federal, state, and local and non-U.S. tax laws.

Our Board of Directors may at any time turn management of the liquidation over to a third party, and some or all of our directors may resign from our Board of Directors at any time.

Our Board of Directors may at any time turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available proceeds to our stockholders, and a number of our directors may resign from our Board of Directors prior to or in connection with the filing of the Certificate of Dissolution. If management is turned over to a third party and all of our directors resign from our Board of Directors, the third party would have sole control over the liquidation process.

If we decide to use a liquidating trust, interests of our stockholders in such a trust may not be transferable.

Under the Plan of Dissolution, the Board of Directors has the authority to use a liquidating trust. If a liquidating trust is established, the interests of our stockholders in a liquidating trust set up by us may not be transferable, which could adversely affect your ability to realize the value of such interests. Even if transferable, the interests are not expected to be listed on a national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. In addition, as stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests would result in tax liability to the interest holders without their being readily able to realize the value of such interest to pay such taxes or otherwise.

We can abandon or revoke the Dissolution and this may cause prior distributions made in liquidation to be treated as dividends.

By approving the Dissolution Proposal, stockholders will also be granting the Board of Directors the authority, notwithstanding stockholder approval of the Dissolution Proposal, to abandon the Dissolution prior to the filing of the Certificate of Dissolution without further stockholder action, if the Board of Directors determines that the Dissolution is not in the best interests of the Company and our stockholders.

After the filing of the Certificate of Dissolution, the Board of Directors may revoke the Dissolution if holders of a majority of the voting power of our common stock entitled to vote on the Dissolution Proposal approve a resolution adopted by the Board of Directors recommending such revocation. If the Dissolution is abandoned or revoked, then all prior distributions made in liquidation to stockholders may be treated as dividends to the extent of our current or accumulated earnings and profits. See “Material U.S. Federal Income Tax Consequences of the Dissolution” beginning on page 31 of this proxy statement.

PROPOSAL 1:

APPROVAL OF THE DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION

General

Our Board of Directors is presenting the Plan of Dissolution for approval by our stockholders at the Special Meeting. The Plan of Dissolution was unanimously approved by the Board of Directors, subject to stockholder approval, on September 7, 2023. A copy of the Plan of Dissolution is attached as Annex A to this proxy statement. All material features of the Plan of Dissolution are summarized below. We encourage you to read the Plan of Dissolution in its entirety.

Summary of the Plan of Dissolution and Dissolution Process

After the filing the Certificate of Dissolution with the Delaware Secretary of State, our activities will be limited to:

•	paying all of our known obligations and liabilities;

•	establishing a contingency reserve, consisting of cash or other assets, that we believe will be adequate for the satisfaction of all potential, contingent or conditional claims and liabilities;

•	making an initial liquidating distribution to our stockholders of record determined as of the Final Record Date;

•	attempting to convert, sell or otherwise dispose of all of our remaining non-cash assets for cash or cash equivalents in an orderly fashion;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	paying operating and liquidation expenses and satisfying any contingent liabilities as they become due out of funds available in the contingency reserve;

•	distributing pro rata in one or more additional liquidating distributions all of our remaining assets, if any, to our stockholders of record as of the Final Record Date;

•	closing our Phase 1/2 clinical trial of CYT-0851; and

•	completing tax filings.

Delaware law provides that, following the approval of the Plan of Dissolution by our stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of the Company and the winding up of our operations and affairs.

We cannot predict with certainty the amount of distributions, if any, to our stockholders. However, based on the information currently available to us and if our stockholders approve the Dissolution, we estimate that the aggregate amount of cash that will be available for distribution to our stockholders in the Common Stock Liquidating Distribution will be in the range between approximately $106 million and $121 million and the total amount distributed to stockholders will be in the range between approximately $2.92 and $3.31 per share of common stock. These amounts may be paid in one or more distributions. We intend to make this distribution as soon as practicable following the filing of the Certificate of Dissolution as creditor claims and contingent liabilities are paid and settled; however, we are unable to predict the precise amount or timing of the Common Stock Liquidation Distribution. The timing and amount of the Common Stock Liquidation Distribution will depend upon the actual expenses incurred, the timing of the resolution of matters for which we have established the contingency reserve and the amount to be paid in satisfaction of such contingencies. Our current estimate of the amount to be distributed to stockholders in the Common Stock Liquidation Distribution does not reflect any additional proceeds we may receive from additional sales of our assets in connection with our Dissolution. The

Common Stock Liquidation Distribution will be made to stockholders according to their holdings of common stock as of the Final Record Date, which shall be the date on which we close our stock transfer books and discontinue recording transfers of our common stock except for transfers by will, intestate succession or operation of law.

In addition to the satisfaction of liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses up until the filing of the Certificate of Dissolution;

•	expenses incurred in connection with our insurance coverage, including our directors’ and officer’s insurance;

•	expenses incurred in connection with the Dissolution;

•	employee compensation, severance and related costs; and

•	professional, legal, consulting and accounting fees.

We may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets pursuant to the Plan of Dissolution, including an assignment for the benefit of creditors. If all of our assets are not distributed within three years after the date our dissolution, we expect to transfer our remaining assets to a liquidating trust at such time.

During the liquidation of our assets, we may pay our officers, directors, employees and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan of Dissolution, including, at the discretion of the Compensation Committee of the Board of Directors, cash bonus awards. See “Interests of Directors and Executive Officer in Approval of the Plan of Dissolution.” Such compensation is not expected to be materially different from the compensation that would be paid to an outside party for similar services.

Background of the Proposed Dissolution and Plan of Dissolution

The Company has operated as a clinical-stage biotechnology company focused on the development of CYT-0851, an oral investigational drug that inhibits monocarboxylate transporters.

From time to time, our Board of Directors and management team have evaluated and considered a variety of financial and strategic opportunities for the Company as part of our long-term strategy to enhance value for our stockholders, including potential acquisitions, divestitures, business combinations and other transactions. As part of the ongoing consideration and evaluation of our long-term prospects and strategies, our Board of Directors frequently reviews, with our management, strategic and financial alternatives in light of developments in our business, the competitive landscape, the economy generally and financial markets, all with the goal of enhancing value for our stockholders and making a positive impact in patients’ lives. As part of this process, from time to time, our management has engaged in business development and/or strategic discussions with industry participants both formally with the advice of an investment bank and informally in discussions with numerous companies regarding potential global partnerships, as well as a number of discussions with companies about strategic transactions.

On September 13, 2022, the Board of Directors held a meeting to discuss the Company’s business development search and evaluation strategy, cash runway in various scenarios, potential in-license opportunities to supplement the Company’s pipeline and the terms of a non-binding term sheet with a potential collaboration partner. Following the discussion, the Board of Directors requested that management further explore potential in-licensing opportunities for clinical stage or investigational new drug application-ready assets to support the Company’s pipeline and begin partnering outreach for CYT-0851.

Company management subsequently assessed potential opportunities with, in total, 49 in-licensing partners. Through November 2022, the Company entered into confidentiality agreements with 11 potential in-licensing partners and conducted in depth due diligence with six potential in-licensing partners. The Company made a non-binding offer to in-license one program, which offer was ultimately withdrawn by the Company as the Company determined that the program did not satisfy the technical hurdles needed to consummate a licensing deal. Based on discussions with potential in-licensing partners and diligence conducted by the Company, management determined that none of the other opportunities reviewed had a reasonable chance of technical success in a reasonable timeframe. Through November 2022, management contacted 15 potential partners regarding a development and commercialization partnership with Cyteir for CYT-0851. Of the 15 potential partners contacted, none expressed interest in partnering with Cyteir for the development and commercialization of CYT-0851.

On December 14, 2022, the Board of Directors held a meeting to discuss strategic matters and strategic options with respect to the future operation of the Company in light of data from the Company’s clinical trials for CYT-0851. During the meeting, the Board of Directors discussed the feasibility of future development and commercialization of CYT-0851 and the results of the outreach to potential in-licensing and licensing counterparties, including the opportunities that were evaluated and declined to date. The Board determined that it would wait to determine a development plan for CYT-0851 at its meeting in January 2023.

On January 12, 2023, the Board of Directors held a meeting to review strategic alternatives for CYT-0851, to compare continuation of research programs to a potential liquidation, and to review the Company’s preclinical pipeline, the commercial potential for the Company’s polymerase theta program, the competitive landscape and the Company’s available cash runway. At the meeting, Dr. Renschler presented management’s analysis of the estimated liquidation value of the Company if the Company were to dissolve at different timepoints. Also at the meeting, the Board of Directors reviewed the single agent response rate for CYT-0851 in non-Hodgkin lymphoma, pancreatic cancer, soft tissue sarcoma and ovarian cancer and determined that such response rate was insufficient to compete with existing newer therapies and to warrant a continued development path. The Board discussed the risks and opportunities for liquidation or continued development of CYT-0851. The Board discussed in detail the risks compared to the potential value to stockholders associated with continuing development of CYT-0851 at different points in time. As a result, the Board of Directors decided to terminate the Company’s preclinical programs and single agent clinical development of CYT-0851, and approved a reduction in headcount. At the meeting, the Board of Directors also decided to prioritize the evaluation of the combination of CYT-0851 with capecitabine and gemcitabine in a Phase 1 dose escalation trial.

On January 19, 2023, the Company announced the strategic prioritization of clinical development of CYT-0851 as a combination therapy for ovarian cancer, together with deferral of all other development activities. As a result of such strategic prioritization, the Company reduced its headcount by approximately 70% and ceased research on all programs other than CYT-0851 as a combination therapy.

In January and February 2023, management conducted outreach to over 50 potential counterparties for a sale of its polymerase theta program. Of the parties contacted, none expressed interest in acquiring the program.

On February 28, 2023, the Board of Directors held a meeting to discuss the clinical progress of CYT-0851. At that meeting, the Board of Directors reviewed a model prepared by management outlining possible distributions to stockholders if the Company were to liquidate and dissolve at different timepoints. Based on the clinical data presented to the Board of Directors, the Board of Directors approved an expansion of the Company’s study of CYT-0851 in combination with capecitabine in ovarian cancer and the dose escalation in combination with gemcitabine, and agreed to defer a decision to enroll additional patients in the Company’s study of CYT-0851 until its meeting in June 2023.

On June 28, 2023, the Board of Directors held a meeting to review currently available clinical data. At the meeting, the Board of Directors determined that the response rate of CYT-0851 in combination with capecitabine and gemcitabine did not meet the previously determined threshold for the Company to continue development of

CYT-0851, as significant additional biomarker research would be required to identify patients who would benefit from CYT-0851 treatment. While some durable responses were observed in both combination arms, the Board of Directors concluded that the overall clinical efficacy data did not meet the Company’s criteria to advance the program into the next phase of clinical development. At the meeting, as an alternative to continued clinical development of CYT-0851, the Board of Directors reviewed management’s model for a liquidation and dissolution of the Company. Given the significant resources required to identify predictive biomarkers, the Company’s current financial position, and regulatory requirements, the Board of Directors determined that continuation of development of CYT-0851 by the Company was not feasible and that it was in the best interest of the Company that it be dissolved.

On June 30, 2023, the Company announced discontinuation of CYT-0851 development by the Company and the planned dissolution and liquidation. On July 12, 2023, the Company engaged an independent advisor for the wind down and dissolution planning.

On September 7, 2023, the Board of Directors held a meeting to discuss, among other things, clinical updates from the Company’s studies of CYT-0851, a potential sale of the Company’s CYT-0851 program and the Company’s planned dissolution and liquidation. At the meeting, management presented a detailed distribution model prepared by management and its advisor engaged to assist with the dissolution, and the Board of Directors discussed the probability of a sale of the CYT-0851 program. At the meeting, management presented updates to the Board of Directors regarding a potential sale of CYT-0851, including that the Company had contacted six financial advisors including Locust Walk Partners. At the meeting, the Board of Directors approved the Plan of Dissolution and engagement of Locust Walk Partners to represent the Company in a potential sale of the Company’s monocarboxylate transporter, or MCT, inhibitor program, including CYT-0851, or a sale of the Company.

In September 2023, the Company entered into an engagement letter with Locust Walk Partners, pursuant to which Locust Walk Partners may identify potential purchasers for a sale of the Company’s MCT inhibitor program, including CYT-0851, or a sale of the Company and advise the Company in any related transaction. As of the date hereof, the Company has not entered into any agreement, commitments or understandings for any acquisition of the Company’s MCT inhibitor program or a sale of the Company. If the Company completes a sale of the MCT inhibitor program, proceeds from the sale of the program will be included in the Common Stock Liquidation Distribution.

Reasons for the Dissolution

The Board of Directors believes that the Dissolution is in the Company’s best interests and the best interests of our stockholders. The Board of Directors considered potential strategic alternatives available to the Company such as a merger, asset sale, or licensing transaction, and, following the results of such review, now believe that pursuing a wind-up of the Company in accordance with the Plan of Dissolution gives our Board of Directors the most flexibility in optimizing value for our stockholders.

In making its determination to approve the Dissolution, the Board of Directors considered, in addition to other factors, the fact that the Company currently has no significant remaining business prospects; the fact that the Company will continue to incur substantial accounting, legal and other expenses associated with being a public company despite having no source of revenue or financing alternatives; and the fact that the Company has conducted an evaluation to identify remaining strategic alternatives involving the Company’s assets or the Company as a whole, such as a merger, asset sale, or licensing transaction, which would have a reasonable likelihood of providing value to our stockholders in excess of the amount the stockholders would receive in a liquidation. As a result of its evaluation, the Board of Directors concluded that the Dissolution is the preferred strategy among the alternatives now available to the Company and is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors approved the Dissolution of the Company pursuant to the Plan of Dissolution and recommends that our stockholders approve the Dissolution Proposal. However, the Board of

Directors has engaged Locust Walk to represent the Company in a potential sale of the Company’s MCT inhibitor program, including CYT-0851, or a sale of the Company. If the Board of Directors is able to identify new strategic alternatives, including a sale of the Company, that would have a reasonable likelihood of providing value to stockholders in excess of the amount the stockholders would receive in a liquidation, the Board of Directors may, in its discretion, abandon the Dissolution to pursue such transactions, either before or after stockholder approval.

Delaware Law Applicable to our Dissolution

We are a corporation organized under the laws of the State of Delaware and the Dissolution will be governed by the DGCL. The following is a brief summary of some of the DGCL provisions applicable to the Dissolution. The following summary is qualified in its entirety by Sections 275 through 283 of the DGCL, which are attached to this proxy statement as Annex B.

Delaware Law Generally

•

Authorization of Board of Directors and Stockholders. If a corporation’s board of directors deems it advisable that the corporation should dissolve, the board of directors, after the adoption of a resolution to that effect by a majority vote of the board, shall notify the corporation’s stockholders of the board’s adoption of the resolution and of the calling of a meeting of stockholders to act on the resolution. Our Board of Directors has unanimously adopted a resolution deeming the Dissolution advisable and in the best interests of the Company. This proxy statement and its accompanying materials constitute a notice to this effect to our stockholders and a notice of the Special Meeting at which our stockholders of record on the Record Date may vote to approve the Dissolution. The Dissolution must be approved by the holders of a majority of our outstanding common stock on the record date entitled to vote on the Dissolution Proposal.

•

Certificate of Dissolution. If a corporation’s stockholders authorize its dissolution, to consummate the dissolution the corporation must file a certificate of dissolution with the Secretary of State of the State of Delaware. If our stockholders authorize the Dissolution at the Special Meeting, we plan to file the Certificate of Dissolution with the Secretary of State of the State of Delaware before [    ], 2023, but recognize this may be delayed. Ultimately, the timing of such filing is subject to the discretion of the Board of Directors.

•

Possible Permitted Abandonment of Dissolution. The resolution authorizing a dissolution adopted by a corporation’s board of directors may provide that, notwithstanding authorization of the dissolution by the corporation’s stockholders, the board of directors may abandon the dissolution without further action by the stockholders. While we do not currently foresee any reason that our Board of Directors would abandon our proposed Dissolution once it is authorized by our stockholders, to provide our Board of Directors with the maximum flexibility to act in the best interests of our stockholders, the resolutions adopted by our Board of Directors included this kind of provision. For example, if the Company, with the assistance if Locust Walk, is able to identify new strategic alternatives, including a sale of the Company, that would have a reasonable likelihood of providing value to stockholders in excess of the amount the stockholders would receive in a liquidation, the Board of Directors intends to abandon the proposed Dissolution.

•

Time of Dissolution. When a corporation’s certificate of dissolution is filed with the Secretary of State of the State of Delaware and has become effective, along with the corporation’s tender of all taxes (including Delaware franchise taxes) and fees authorized to be collected by the Secretary of State of the State of Delaware, the corporation will be dissolved.

Continuation of the Corporation After Dissolution

A dissolved corporation continues its existence for three years after dissolution, or such longer period as the Delaware Court of Chancery may direct, for the purpose of prosecuting and defending suits and enabling the corporation to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. A dissolved corporation may not, however, continue the business for which it was organized. Any action, suit or proceeding begun by or against the corporation before or during this survival period does not abate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the three-year period until any related judgments, orders or decrees are fully executed, without the necessity for any special direction by the Delaware Court of Chancery. The Plan of Dissolution will govern our winding up process after dissolution, as described below.

Description of our Plan of Dissolution and Dissolution Process

The Dissolution will be conducted in accordance with the Plan of Dissolution, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. The following is a summary of our Plan of Dissolution and does not purport to be complete or contain all of the information that is important to you. To understand our Plan of Dissolution more fully, you are urged to read this proxy statement as well as the Plan of Dissolution. Our Plan of Dissolution may be modified, clarified or amended by action by our Board of Directors at any time and from time to time, as further described below.

Authorization and Effectiveness

Our Plan of Dissolution may be filed with the Secretary of State of Delaware after the holders of a majority of the outstanding common stock entitled to vote on the Dissolution Proposal have authorized the Dissolution and will constitute our authorized plan and will evidence our authority to take all actions described in the Plan of Dissolution. If the Dissolution is approved by our stockholders, the decision to file a Certificate of Dissolution with the Secretary of State of the State of Delaware and the timing of the filing of a Certificate of Dissolution will be subject to the discretion of the Board of Directors. The Effective Time will be when the Certificate of Dissolution is filed with the office of the Secretary of State of the State of Delaware or such later date and time that is stated in the Certificate of Dissolution.

Survival Period

For three years after the Effective Time (or such longer period as the Delaware Court of Chancery may direct), or the Survival Period, we will continue as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against us; settling and closing our business; disposing of and conveying our property; discharging our liabilities in accordance with the DGCL; and distributing our remaining assets to our stockholders. We will no longer engage in our existing business operations, except to the extent necessary to preserve the value of our assets and wind up our business affairs in accordance with our Plan of Dissolution. We anticipate that all distributions to our stockholders will be made in cash, and may be made at any time, from time to time, in accordance with the DGCL.

General Liquidation, Winding Up and Distribution Process

If the Plan of Dissolution is approved by the requisite vote of our stockholders, the steps set forth below will be completed at such times as the Board of Directors, in its discretion and in accordance with the DGCL, deems advisable and in our best interests:

•	the filing of a Certificate of Dissolution with the Delaware Secretary of State;

•

the cessation of all of the Company’s business activities except those relating to winding up and liquidating the Company’s business and affairs, including, but not limited to, prosecuting and defending suits by or against us, if any;

•	the collection, sale, exchange or other disposition of remaining non-cash property and assets;

•	the payment of or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or un-matured contractual claims known to us;

•

the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party;

•

the making of such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of dissolution;

•	the setting aside of a contingency reserve consisting of cash and/or property to satisfy such claims and contingent obligations of the Company;

•	the making of the Common Stock Liquidation Distribution to our stockholders of record determined as of the Final Record Date;

•	the taking of any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.

Estimated Distribution to Stockholders

It is our current intention to make the Common Stock Liquidation Distribution to our stockholders of record as of the Final Record Date as soon as practicable following the filing of the Certificate of Dissolution with the Delaware Secretary of State as creditor claims and contingent liabilities are paid and settled. Prior to such liquidating distribution, under the DGCL, we are required to pay or provide for payment of all of our liabilities and obligations, including contingent liabilities. In determining whether adequate provision is being made for any outstanding liabilities or wind up costs, the Board of Directors may consider a variety of factors. For example, in the case of outstanding disputed or contingent liabilities or potential liabilities, including from governmental authorities, considerations may include the estimated maximum amount of a potential claim, the likelihood that such claim will be resolved in the claimant’s favor or that the contingency will occur, and any mitigating factors including availability of insurance. Further, our ability to make a liquidating distribution could be adversely affected if any unanticipated liabilities or claims arise prior to the anticipated distribution.

Uncertainties as to the amount of liabilities make it impossible to predict precisely the aggregate amount that will ultimately be available for distribution. We will continue to incur claims, liabilities and expenses (including operating costs, salaries, taxes, legal and accounting fees and miscellaneous expenses) following the approval of the Dissolution pursuant to the Plan of Dissolution. These claims, liabilities and expenses, as well as any disputed or contingent liabilities or potential liabilities, will reduce the amount of cash and assets available for ultimate distribution to our stockholders.

Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by any liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors, out of the amounts theretofore received by such stockholder from us or from any liquidating trust or trusts, of such stockholder’s pro rata share of such excess.

We cannot predict with certainty the amount of distributions, if any, to our stockholders. However, based on the information currently available to us and if our stockholders approve the Dissolution, we estimate that the aggregate amount of cash that will be available for distribution to our stockholders in the Dissolution will be in the range between approximately $106 million and $121 million and the total amount distributed to stockholders will be in the range between approximately $2.92 and $3.31 per share of common stock. These amounts may be paid in one or more distributions. This estimate of the amount that may be available for the Common Stock Liquidation Distribution assumes, among other things:

•	that there will be no lawsuits filed or claims asserted against us or our officers or directors prior to or following the approval of the Dissolution pursuant to the Plan of Dissolution;

•	that the dissolution and wind up of the Company will be completed within three years of the filing of the Certificate of Dissolution;

•	a reserve of approximately $500,000 for all unknown or potential claims and contingencies that could arise after the filing of the Certificate of Dissolution; and

•	that the Company will not receive additional proceeds from a potential sale of its CYT-0851 program or other strategic transaction.

Any one or more of these assumptions may prove to be wrong, which could reduce the amount available to distribute to our stockholders. Also, our current estimate of the amount to be distributed to stockholders in the Common Stock Liquidation Distribution does not reflect any additional proceeds we may receive from additional sales of our assets in connection with our Dissolution. Additional proceeds from any such asset sale could increase the amount available to distribute to our stockholders. We do not plan to resolicit stockholder approval for the Dissolution pursuant to the Plan of Dissolution even if the amount ultimately distributed to our stockholders changes significantly from the estimates set forth in this proxy statement.

The amount of cash ultimately distributed to our stockholders in the Common Stock Liquidation Distribution depends on the accuracy of our assumptions and estimates. We have attempted to make reasonable estimates and assumptions, however, if any of such estimates or assumptions are inaccurate, the amount we distribute to our stockholders may be substantially less than the amount we currently estimate. See “Risk Factors—The amount we distribute to our stockholders in the Common Stock Liquidation Distribution may be substantially less than the amount we currently estimate if the amounts of our liabilities, other obligations and expenses or claims against us are higher than we currently anticipate or larger contingency reserves are established.”

Continuing Employees and Consultants

During the Survival Period, we may select, retain, hire, employ or contract with employees, consultants, agents, trustees, independent professional advisors (including legal counsel, accountants and financial advisors) and others, as the Board of Directors may determine, from time to time, to be necessary or advisable to effect the Dissolution as described in our Plan of Dissolution. The Board of Directors expects that prior to and during the Dissolution, the number of employees of the Company will be reduced substantially as our various assets are disposed of in accordance with our Plan of Dissolution. The Board of Directors also expects that outside legal and financial advisors will be retained to assist with the Dissolution. Certain of our directors may resign from our Board of Directors prior to or in connection with the filing of the Certificate of Dissolution.

We may, in the absolute discretion of the Board of Directors, pay our officer, directors, employees, consultants, agents and other representatives, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in cash or other property, in recognition of the extraordinary efforts they will be required to undertake in connection with the implementation of the Plan of Dissolution. Refer to “Interests of Directors and Executive Officer in Approval of the Plan of Dissolution” for more information.

Costs and Expenses

We will pay all costs and expenses that the Board of Directors may determine from time to time to be necessary or advisable to effect the Dissolution in accordance with the Plan of Dissolution and as may be necessary or advisable to continue our existence and operations. These costs and expenses may include, without limitation, brokerage, agency, professional, consulting and other fees and expenses of persons rendering services to the Company in connection with the matters described in the Plan of Dissolution and costs incurred to comply with contracts to which we are a party.

Indemnification

We will continue to indemnify our officer, directors, employees and agents in accordance with, and to the extent required or permitted by the DGCL, our certificate of incorporation, our bylaws and any contractual arrangements, whether these arrangements existed before the Dissolution or were entered into after the Dissolution. During the Survival Period, acts and omissions of any indemnified or insured person in connection with the implementation of the Plan of Dissolution will be covered to the same extent that they were covered before the Effective Time. The Board of Directors is authorized to obtain and maintain insurance as may be necessary to cover our indemnification obligations.

Stockholder Approval

Authorization of the Dissolution by the holders of a majority of the outstanding stock of the Company entitled to vote thereon shall constitute approval of all matters described in this proxy statement relating to the Dissolution, including our Plan of Dissolution. Authorization of the Dissolution by the holders of a majority of the outstanding stock of the Company shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the Effective Time, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any and all contracts for sale, exchange or other disposition that are conditioned on stockholder approval. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We note that we have not solicited, and do not intend to solicit, affiliates to purchase our assets as part of the Plan of Dissolution. The Plan of Dissolution is not intended as a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act. In the event that our plans change, and we engage in a transaction identified in Rule 13e-3 with an affiliate, we would comply with the requirements of Rule 13e-3, including filing a Schedule 13e-3.

Subsidiary

As part of the Dissolution, we have taken and will continue to take actions with respect to our direct subsidiary, Cyteir Securities Corporation, based on the advice and counsel of our legal and other advisors and in accordance with the requirements of the laws and charter documents governing such subsidiary, to liquidate, dissolve or otherwise wind up such subsidiary.

Contingent Liabilities; Contingency Reserve

Under the DGCL, we are required, in connection with our dissolution and liquidation, to pay or make reasonable provision for payment of all of our liabilities and obligations. Following the approval of the Plan of Dissolution by our stockholders, we will pay all known liabilities. In addition, we currently estimate that we will establish a reserve for unanticipated claims of approximately $500,000, which will be used to satisfy contingent and unknown liabilities as they become due. The estimated amount of the contingency reserve is based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities. There can be no assurance that the contingency reserve will be sufficient. If any of our estimates, including estimates relating to the costs of the liquidation process and of satisfying outstanding obligations, liabilities and claims during the liquidation process, are inaccurate, we may be required to increase the amount of the contingency reserve.

Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by any liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors, out of the amounts theretofore received by such stockholder from us or from any liquidating trust or trusts, of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of liquidating distributions under the Plan of Dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders under the Plan of Dissolution.

Legal Claims

We will defend any claims against the Company, our officers or directors or our subsidiaries, whether a claim exists before the Effective Time or is brought during the Survival Period, based on advice and counsel of our legal and other advisors and in such manner, at such time and with such costs and expenses as our Board of Directors may approve from time to time. During the Survival Period, we may continue to prosecute any claims that we had against others before the Effective Time and may institute any new claims against any person as the Board of Directors may determine necessary or advisable to protect us and our assets and rights or to implement the Plan of Dissolution. At the Board of Directors’ discretion, we may defend, prosecute or settle any lawsuits, as applicable.

From time to time, we may become involved in legal proceedings relating to claims arising from the ordinary course of business. We are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened legal proceeding against us that we believe could have a material adverse effect on our business, operating results or financial condition.

Stock of the Company; Final Record Date

The Final Record Date will be the date upon which we file the Certificate of Dissolution with the Delaware Secretary of State. We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Final Record Date. See “Risk Factors—We intend to close our stock transfer books at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.”

The Common Stock Liquidation Distribution will be made to stockholders of record as of the Final Record Date according to their holdings of common stock as of the Final Record Date.

Unclaimed Distributions

If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered a certificate evidencing ownership of our common stock or provided other evidence of ownership as required in the Plan of Dissolution or by the Board of Directors or for any other reason, the distribution to which the stockholder is otherwise entitled will be transferred, at such time as the final liquidating distribution is made by us, or as soon as practicable after that distribution, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of the distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to the stockholder as the sole equitable owner of the distribution and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. The proceeds of any such distribution will not revert to or become the property of the Company or any other stockholder.

Liquidating Trust

While we do not currently propose transferring our assets to a liquidating trust, we may do so if deemed appropriate by our Board of Directors, based on advice of our legal, tax and accounting advisors. We may, for example, transfer assets to a liquidating trust if we are unable to complete the Dissolution within the initial three-years of the Survival Period.

It is anticipated that the interests in any liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to any liquidating trust and will be based on, among other things, the Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material U.S. Federal Income Tax Consequences of the Dissolution”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Abandonment, Exceptions, Modifications, Clarifications and Amendments

Notwithstanding the authorization of the Dissolution by our stockholders as described in this proxy statement, our Board of Directors will have the right, as permitted by the DGCL, to abandon the Dissolution at any time before it becomes effective and terminate our Plan of Dissolution, without any action by our stockholders, if our Board of Directors determines that to do so is in the best interest of the Company and our stockholders. Without further action by our stockholders, our Board of Directors may, to the extent permitted by Delaware law, waive, modify or amend any part of our Plan of Dissolution, and may provide for exceptions to or clarifications of the terms of our Plan of Dissolution. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

For example, if the Board of Directors is able to identify new strategic alternatives, including a sale of the Company, that would have a reasonable likelihood of providing value to stockholders in excess of the amount the stockholders would receive in a liquidation, the Board of Directors may, in its discretion, abandon the Dissolution to pursue such transactions, either before or after stockholder approval.

Our Certificate of Incorporation and Bylaws and the DGCL

During the Survival Period, we will continue to be governed by our certificate of incorporation and bylaws, insofar as their terms apply and insofar as necessary or appropriate to implement our Plan of Dissolution. Our Board of Directors will continue to have the authority to amend our bylaws as it may deem necessary or advisable. To any extent that the provisions of our Plan of Dissolution conflict with any provision of the DGCL, the provisions of the DGCL shall prevail.

Treatment of Equity Awards

Currently, the only form of equity award outstanding under our equity incentive plans is stock options. As of August 31, 2023, there were outstanding options to purchase an aggregate of 2,418,812 shares of our common stock held by our employees, including our executive officers, outstanding options to purchase an aggregate of

10,959 shares of our common stock held by consultants of, and advisors to, the Company and outstanding options to purchase an aggregate of 388,524 shares of our common stock held by our non-employee directors. The exercise prices applicable to 1,457,278 of the shares of common stock underlying outstanding options held by our employees, consultants, advisors and non-employee directors are higher than the approximate dissolution distribution range of $2.92 to $3.31. Information regarding the equity awards held by our executive officers and non-employee directors is set forth under the heading “Interests of Directors and Executive Officer in Approval of the Plan of Dissolution.”

We will give notice to holders of outstanding stock options of our plans to dissolve and liquidate, and allow these holders to exercise their vested stock options prior to the Final Record Date. Unless and until a stock option is exercised and payment of the applicable exercise price is made, option holders are not entitled, with respect to their options, to any cash distributions payable under the Plan of Dissolution.

Our equity incentive plans, together with all unvested, and vested but unexercised, options to purchase shares of our common stock, will terminate on or around the Final Record Date in connection with the Dissolution. As a result, employees who hold unvested stock options as of the Final Record Date, and who continue to be employed by us following the Final Record Date, will not continue to vest in stock options previously granted to them even though they will continue to provide services to us. The compensation committee of the Board of Directors may, in its sole discretion, determine to provide additional compensation to those employees, including our executive officers, in respect of their continued employment with us, including cash bonus awards.

Professional Fees and Expenses

It is specifically contemplated that we will obtain legal and accounting advice and guidance from one or more law and accounting firms in implementing the Plan of Dissolution, and we will pay all fees and expenses reasonably incurred by us in connection with or arising out of the implementation of the Plan of Dissolution, including the liquidation and dissolution of our subsidiaries, the prosecution, defense, settlement or other resolution of any claims or suits by or against us, the discharge, filing and disclosure of outstanding obligations, liabilities and claims, filing and resolution of claims with local, county, state and federal tax authorities, and the advancement and reimbursement of any fees and expenses payable by us pursuant to the indemnification we provide in our certificate of incorporation and bylaws, the DGCL or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, we may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to us in connection with the collection, sale, exchange or other disposition of our property and assets and the implementation of the Plan of Dissolution.

Authority of the Board of Directors

The Board of Directors, without further action by our stockholders, is authorized to take, or cause management to take, all actions as they deem necessary or advisable to implement our Plan of Dissolution. All determinations and decisions to be made by the Board of Directors will be at the absolute and sole discretion of the Board of Directors.

Interests of Directors and Executive Officers in Approval of the Plan of Dissolution

Members of the Board of Directors and our executive officers may have interests in the approval of the Plan of Dissolution that are different from, or are in addition to, the interests of our stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution.

In connection with our liquidating distributions, our non-employee directors and our executive officers will be entitled to the same cash distributions as our stockholders based on their ownership of shares of our common stock, which is detailed below.

Equity Ownership

Our non-employee directors and our executive officers own, as of August 31, 2023, an aggregate of 4,188,888 shares of our outstanding common stock as follows:

Beneficial Owner	Number of Shares of Outstanding Common Stock Owned
Markus Renschler, MD	988,736
David Gaiero	14,100
Racquel Bracken	—
Jean George	2,444,265	(1)
Jeffrey Humphrey, MD	—
Timothy Romberger	369,447
Stephen Sands	—
John Thero	10,000
Joseph Zakrzewski	362,340	(2)

(1)

Shares held by Lightstone Ventures II, L.P. and Lightstone Ventures II (A), L.P. LSV Associates II, LLC is the general partner of Lightstone Ventures II, L.P. and Lightstone Ventures II (A), L.P. Ms. George is a managing director of LSV Associates II, LLC.

(2)	Includes 149,051 shares held by the Z3 Trust, of which Mr. Zakrzewski is a trustee.

See “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the number of shares of common stock beneficially owned by our directors and executive officers.

In addition, after the Final Record Date, we will not issue any shares of our common stock upon exercise of outstanding stock options. All outstanding stock options will terminate on or around the Final Record Date.

The following table identifies, for each of our non-employee directors and our executive officers, the number of shares of our common stock subject to outstanding vested and exercisable options as of the anticipated date of the Dissolution and the exercise price of such stock options.

Name	No. of Shares of Common Stock Underlying Vested and Exercisable Options as of the Anticipated Dissolution Date	Option Exercise Price
Markus Renschler, MD	32,973	$1.20
	56,738	$1.69
	46,463	$5.96
	457,458	$7.10
David Gaiero	52,584	$1.68
	21,356	$1.69
	10,063	$5.96
	26,599	$7.10
Racquel Bracken	14,150	$5.96
	17,250	$18.00
Jean George	14,150	$5.96
	17,250	$18.00
Jeffrey Humphrey, MD	2,358	$5.96

Name	No. of Shares of Common Stock Underlying Vested and Exercisable Options as of the Anticipated Dissolution Date	Option Exercise Price
	9,433	$10.75
Timothy Romberger	14,150	$5.96
	17,250	$18.00
Stephen Sands	9,433	$5.96
John Thero	9,433	$5.91
Joseph Zakrzewski	14,150	$5.96
	88,631	$7.10

Unless and until any such stock options are exercised and payment of the applicable exercise price is made, our executive officers and our non-employee directors are not entitled to any cash distributions with respect to their options under the Plan of Dissolution.

Employment Agreements; Retention Bonuses

Assuming the Dissolution is approved by stockholders, we anticipate that Dr. Renschler and Mr. Gaiero will terminate their employment with us prior to the end of 2023.

Each of Dr. Renschler and Mr. Gaiero is party to an employment agreement with us (as amended and restated for Dr. Renschler) that entitles him to certain severance benefits upon a termination of his employment by us without “cause” or his resignation for “good reason” (as each term is defined in his employment agreement). Under Dr. Renschler’s amended and restated employment agreement, if his employment is terminated by us without cause or if he resigns for good reason, he is entitled to (i) continued payment of his base salary for 12 months and (ii) subject to his timely election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums paid by us on behalf of Dr. Renschler and his eligible dependents prior to such termination of employment for 12 months (or, if earlier, until he ceases to be eligible for COBRA coverage or obtains health coverage from another employer). Under Mr. Gaiero’s employment agreement, if his employment is terminated by us without cause, he is entitled to (i) continued payment of his base salary for nine months and (ii) subject to his timely election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums paid by us on behalf of Mr. Gaiero and his eligible dependents prior to such termination of employment for nine months (or, if earlier, until he ceases to be eligible for COBRA coverage or obtains health coverage from another employer). Because these employment terminations are expected to occur in connection with the Dissolution, we anticipate providing the severance benefits described above, including the base salary continuation and COBRA subsidy, in the form of lump sum payments to each of Dr. Renschler and Mr. Gaiero upon the termination of his employment with us.

In addition, each of Dr. Renschler and Mr. Gaiero was granted a retention bonus on January 17, 2023, pursuant to which the executive is entitled to receive a bonus equal to 150% of his target annual bonus ($437,709 for Dr. Renschler and $255,000 for Mr. Gaiero) if he remains employed with us through December 31, 2023, with earlier payment of a pro rata amount on a termination of his employment by us without cause. This pro rata amount would be payable on a termination of the executive’s employment in connection with the Dissolution.

Director Compensation

Pursuant to our non-employee director compensation policy, our non-employee directors currently receive annual cash retainers and stock option grants for their service on the Board of Directors and committee service. The non-employee director compensation policy shall cease and be terminated as of the Dissolution.

Indemnification and Insurance

In connection with the Dissolution, we will continue to indemnify our directors and officers to the maximum extent permitted in accordance with applicable law, our certificate of incorporation and bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs. Our Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such indemnification obligations, including seeking an extension in time and coverage of our insurance policies currently in effect.

As a result of these benefits, our non-employee directors and executive officers generally could be more likely to vote to approve the Plan of Dissolution, including the Dissolution contemplated thereby, than our other stockholders.

Material U.S. Federal Income Tax Consequences of the Dissolution

The following discussion is a summary of certain material U.S. federal income tax consequences of the Dissolution to U.S. Holders and Non-U.S. Holders (each as defined below and, collectively, Holders), but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, or the Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below.

This discussion is limited to Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, or the alternative minimum tax. In addition, this discussion does not address tax consequences relevant to Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons that hold our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities, commodities, or currencies;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations (including private foundations) or international or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons that own, or are deemed to own, more than 5% of our stock.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISSOLUTION ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION, OR ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder and Non-U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is not an entity treated as a partnership for U.S. federal income tax purposes and that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a United States person under applicable Treasury Regulations.

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Consequences of the Dissolution to the Company and Holders

We intend for distributions made pursuant to the Plan of Dissolution to be treated as a series of distributions in complete liquidation of the Company governed under Section 331 of the Code, and this discussion assumes that such treatment will be respected.

U.S. Federal Income Tax Consequences of the Dissolution to the Company

We generally will recognize gain or loss equal to the difference, if any, between the fair market value of any non-cash asset we distribute pursuant to the Plan of Dissolution, and our adjusted tax basis in such asset. If a stockholder assumes a liability in connection with the Dissolution, the discharge of such liability in the Dissolution may increase our recognized gain.

In addition, until all of our assets have been distributed pursuant to the Plan of Dissolution and the Dissolution is complete, we will continue to be subject to U.S. federal income tax on our income, if any, such as interest income. We generally will also recognize gain or loss, if any, upon the sale of any of our assets in connection with the Dissolution equal to the difference, if any, between (x) the fair market value of the consideration received for such assets and (y) our adjusted tax basis in such assets. Any tax liabilities attributable to any income or gain we recognize will reduce the cash available for distribution pursuant to the Plan of Dissolution.

Holders should consult their tax advisors regarding the tax consequences of the Dissolution to the Company and any resulting impact to Holders in their particular circumstances.

U.S. Federal Income Tax Consequences of the Dissolution to Holders

Each Holder generally will be treated as receiving its portion of distributions made pursuant to the Plan of Dissolution in exchange for its shares of our common stock. If a Holder holds different blocks of shares of our common stock (generally, shares of our common stock purchased or acquired on different dates or at different prices), the Holder’s portion of such distributions must be allocated among the several blocks of shares in the proportion that the number of shares in a particular block bears to the total number of shares owned by the Holder.

U.S. Holders. Distributions made pursuant to the Plan of Dissolution to a U.S. Holder will be treated as received by the U.S. Holder in exchange for the U.S. Holder’s shares of our common stock. The amount of any such distributions will reduce the U.S. Holder’s adjusted tax basis in such shares, but not below zero. Any excess will be treated as capital gain, while any adjusted tax basis remaining in such shares following the final distribution made pursuant to the Plan of Dissolution will be treated as a capital loss. Any such gain or loss generally will be long-term capital gain or loss, respectively, if such shares have been held for more than one year. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be computed on a “per share” basis.

The IRS or a court could challenge our valuation of any non-cash asset distributed to a U.S. Holder pursuant to the Plan of Dissolution, which could change the amount of gain or loss recognized by the U.S. Holder. A U.S. Holder’s adjusted tax basis in any non-cash asset distributed to the U.S. Holder pursuant to the Plan of Dissolution immediately after such distribution will be the fair market value of such asset at the time of distribution. Distributions of non-cash assets pursuant to the Plan of Dissolution could result in a U.S. Holder having a tax liability in excess of the amount of cash distributed to the U.S. Holder pursuant to the Plan of Dissolution, which would require the U.S. Holder to satisfy such tax liability from other sources or by selling all or a portion of such non-cash assets. If we distribute any non-cash asset pursuant to the Plan of Dissolution, or if a Holder assumes a liability in connection with the Dissolution, the U.S. federal income tax treatment of such asset or liability may vary depending on the circumstances of the Holder and the nature of the asset or liability.

U.S. Holders should consult their tax advisors regarding the tax consequences of the Dissolution in their particular circumstances.

Non-U.S. Holders. Distributions made pursuant to the Plan of Dissolution to a Non-U.S. Holder will be treated as received by the Non-U.S. Holder in exchange for the Non-U.S. Holder’s shares of our common stock. The amount of any such distributions will reduce the Non-U.S. Holder’s adjusted tax basis in such shares, but not below zero. Any excess will be treated as capital gain. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any such gain unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•

the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the applicable distribution and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to United States persons. If the Non-U.S. Holder is a corporation, the Non-U.S. Holder also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the Non-U.S. Holder’s effectively connected earnings and profits.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to gain described in the third bullet point above, the determination of whether we are a USRPHC depends on the fair market value of our “United States real property interests” for U.S. federal income tax purposes relative to the fair market value of our worldwide real property interests and our assets used or held for use in a trade or business. Although we believe we were not in the past five years, are not currently, and do not anticipate becoming, a USRPHC, there can be no assurance in this regard. Even if we were in the past, are or were to become a USRPHC, gain arising from the distribution would not be subject to U.S. federal income tax if an exception under the rules were to apply.

If we distribute any non-cash asset pursuant to the Plan of Dissolution, or if a Holder assumes a liability in connection with the Dissolution, the U.S. federal income tax treatment of such asset or liability may vary depending on the circumstances of the Holder and the nature of the asset or liability.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the Dissolution in their particular circumstances, including the applicability of withholding and income tax treaties and our status as a USRPHC.

Alternative U.S. Federal Income Tax Treatment of the Dissolution

Notwithstanding our position that distributions made pursuant to the Plan of Dissolution are intended to be treated as a series of distributions in complete liquidation of the Company governed under Section 331 of the Code, it is possible that the IRS or a court could determine that any of such distributions is a current distribution. In addition, if the Dissolution is abandoned or revoked, such distributions would be treated as current distributions. A current distribution would be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Amounts not treated as dividends would constitute a return of capital and first be applied against and reduce a Holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess would be treated as capital gain. Holders should consult their tax advisors regarding the proper tax treatment of the Dissolution and the resulting tax consequences in their particular circumstances, including the applicability of preferential tax rates, deductions, withholding, and income tax treaties.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA applies to dividends paid on our common stock and, subject to the proposed Treasury Regulations described below, also applies to gross proceeds from sales or other dispositions of our common stock. Proposed Treasury Regulations, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of our common stock. Taxpayers (including applicable withholding agents) may generally rely on such proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the application of FATCA in their particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives a distribution made pursuant to the Plan of Dissolution. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily the individual’s social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

In order to avoid backup withholding, each U.S. Holder shall timely provide the Company with a properly executed Internal Revenue Service Form W-9.

For Non-U.S. Holders, payments may be subject to backup withholding unless such Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8 and the payer does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and any other reporting requirements in connection with the Dissolution (e.g., certain Holders may be required to include certain information with their U.S. federal income tax returns).

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE DISSOLUTION IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ANY REPORTING REQUIREMENTS, THE APPLICABILITY OF ANY TAX TREATIES, AND THE IMPACT OF ANY CHANGE IN LAW.

U.S. Federal Income Tax Consequences of a Liquidating Trust

We may transfer our remaining assets and obligations to a liquidating trust if our Board of Directors determines that such a transfer is advisable. Under applicable Treasury Regulations, a trust will be treated as a “liquidating trust” if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is unreasonably prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, the trust will no longer be considered a liquidating trust and adverse tax consequences may apply to the trust or to Holders. Although neither the Code nor the Treasury Regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

If we transfer assets to a liquidating trust and distribute interests in the liquidating trust to Holders, we intend that such transfer and distribution would be treated for U.S. federal income tax purposes as if we distributed an interest in each of the assets so transferred directly to such Holders in a liquidating distribution. In that case, each Holder would be treated generally as described above in respect of such liquidating distribution.

Assuming that the liquidating trust is treated as a “liquidating trust” for U.S. federal income tax purposes, we intend that the liquidating trust would be treated as a “grantor trust” for U.S. federal income tax purposes. In that case, each unit or interest in the liquidating trust would represent ownership of an undivided proportionate interest in all of the assets and liabilities of the liquidating trust and a Holder would be treated for U.S. federal income tax purposes as receiving or paying, as applicable, directly a pro rata portion of all income, gain, loss, deduction, and credit of the liquidating trust. A Holder would be taxed each year on its share of income from the liquidating trust, net of such Holder’s share of any expenses or other amounts that are deductible by such Holder for U.S. federal income tax purposes whether or not such Holder receives a distribution of cash from the liquidating trust that year. When the liquidating trust makes distributions to Holders, the Holders generally would recognize no additional gain or loss. The long-term or short-term character of any capital gain or loss recognized in connection with the sale of the liquidating trust’s assets would be determined based upon a holding period commencing at the time of the acquisition by a Holder of such Holder’s beneficial interest in the liquidating trust.

The trustee or trustees of the liquidating trust would provide to each Holder of units in the liquidating trust after each year end a detailed itemized statement that reports on a per unit basis the Holder’s allocable share of all the various categories of income and expense of the liquidating trust for the year. Each Holder must report such items on its U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions.

If the liquidating trust fails to qualify as a liquidating trust that is a grantor trust for U.S. federal income tax purposes, the consequences to Holders would depend on the reason for the failure to qualify, and, under certain circumstances, the liquidating trust could be treated as an association taxable as a corporation for U.S. federal income tax purposes. If the liquidating trust is taxable as a corporation, the trust itself would be subject to U.S. federal income tax at the applicable corporate income tax rate. In that case, distributions made by the liquidating trust would be reduced by any such additional taxes imposed on the trust, and a Holder would be subject to tax upon the receipt of distributions that constitute dividends and distributions in excess of such Holder’s adjusted tax basis in its interests in the liquidating trust from the trust rather than taking into account its share of the trust’s taxable items on an annual basis. Holders should consult their tax advisors regarding the tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

Vote Required and Board of Directors of Directors Recommendation

The affirmative vote of the holders of a majority of all outstanding shares of common stock on the record date is required to approve the Dissolution Proposal. Because we have determined to hold a virtual-only Special

Meeting, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.

For the purpose of the Dissolution Proposal, (i) a failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will also count as a vote “AGAINST” the proposal to adopt the Plan of Dissolution (but such shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, which may make it harder to establish a quorum for the transaction of business at the Special Meeting), and (ii) abstentions will have the same effect as a vote “AGAINST” the Dissolution Proposal, whether or not a quorum is present. Shares of the Company’s common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed and dated proxy card without indicating voting preferences on such proxy card, the shares of the Company’s common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

Brokers, banks or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the Plan of Dissolution and the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Plan of Dissolution or the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. If your shares are deemed present in person or represented by proxy at the Special Meeting, then failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the Dissolution Proposal. Therefore, if you hold your shares in “street name,” it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” PROPOSAL 1.

PROPOSAL 2:

APPROVAL OF ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if the Board of Directors determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Dissolution Proposal at the time of the Special Meeting. If the Board of Directors determines that it is necessary or appropriate, we will ask our stockholders to vote only on this Adjournment Proposal and not to vote on the Dissolution Proposal.

If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders who have previously returned properly executed proxies voting against the Dissolution Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Dissolution Proposal that the Dissolution Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Dissolution Proposal and seek to convince the holders of those shares to change their votes to votes in favor of approving the Dissolution Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairperson of the Special Meeting. If a quorum is not present, the chairperson of the Special Meeting may adjourn the meeting to another place, if any, date and time. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Approval of the Adjournment Proposal requires, if a quorum is present, the affirmative vote of the majority of the votes cast on the matter affirmatively or negatively.

For the purpose of the Adjournment Proposal, (i) a failure to vote virtually or by proxy at the Special Meeting (including failure to give instruction to brokers, banks or other nominees on any of the proposals to be voted on at the Special Meeting for shares held in “street name”) will have no effect on the outcome of the Adjournment Proposal (but such shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, which may make it harder to establish a quorum for the transaction of business at the Special Meeting), and (ii) abstentions will have no effect on the outcome of the Adjournment Proposal (but such shares will be counted for purposes of determining whether a quorum is present at the Special Meeting). A failure to vote your shares will have no effect on the outcome of the Adjournment Proposal. Shares of the Company’s common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed and dated proxy card without indicating voting preferences on such proxy card, the shares of the Company’s common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

Brokers, banks or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. A failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have no effect on the Adjournment Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 31, 2023 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each executive officer and all directors and executive officers as a group. The number of shares beneficially owned by each entity or person is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of August 31, 2023 through the exercise of any stock options, warrants or other rights. Except as otherwise indicated, and subject to applicable common property laws, the persons in the table have sole voting and investment power with respect to all shares of common stock held by that person.

Shares of common stock subject to options, warrants or other rights that are now exercisable or are exercisable within 60 days after August 31, 2023 are considered outstanding for purposes of computing the percentage ownership of the persons holding these options, warrants or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of August 31, 2023, there were 36,034,296 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Cyteir Therapeutics, Inc., 99 Hayden Ave., Building B, Suite 450, Lexington, MA 02421.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% or greater Stockholders
Entities affiliated with Droia Ventures (1)	3,536,803	9.8%
Entities affiliated with Venrock (2)	3,259,022	9.0%
BML Investment Partners, L.P. and affiliates (3)	2,735,973	7.6%
Baker Bros. Advisors LP and affiliates (4)	2,492,118	6.9%
Osage University Partners II, LP (5)	2,459,572	6.8%
Entities affiliated with Lightstone Ventures (6)	2,444,265	6.8%
Avidity Partners Management LP and affiliates (7)	1,795,800	5.0%
Executive Officers and Directors
Markus Renschler, M.D. (8)	1,559,555	4.3%
David Gaiero (9)	119,424	*
Racquel Bracken (10)	31,400	*
Jean George (11)	2,475,665	6.9%
Jeffrey Humphrey, M.D. (12)	11,791	*
Timothy Romberger (13)	400,847	1.1%
Stephen Sands (14)	9,433	*
John Thero (15)	19,433	*
Joseph Zakrzewski (16)	462,262	1.3%
All executive officers and directors as a group (9 persons) (17)	5,089,810	14.1%

*	Represents beneficial ownership of less than one percent of the outstanding common stock.
(1)

Consists of shares of common held by Droia Invest II SCSp. DF II GP Sàrl is the general partner of Droia Invest II SCSp. Wepaven BV (represented by Janwillem Naesens) and IHL SA (represented by Luc Verelst), the managers of DF II GP Sàrl, share voting and investment power with respect to the shares held of record by Droia Invest II SCSp. The mailing address of Droia Invest II SCSp is Boulevard Joseph II 28, L-1840, Luxembourg.

(2)

Based on information filed with the SEC in a Schedule 13G on February 14, 2022, reporting ownership as of December 31, 2021. According to the Schedule 13G, each of Venrock Associates VII, L.P., Venrock Partners VII, L.P. and Venrock Management VII, LLC has shared voting and dispositive power with respect to 3,259,022 shares, which consists of 3,009,708 shares owned by Venrock Associates VII, L.P. and 249,314 shares owned by Venrock Partners VII, L.P. The address of each reporting person is 7 Bryant Park, 23rd Floor, New York, NY 10018 and 3340 Hillview Avenue, Palo Alto, CA 94304.

(3)

Based on information filed with the SEC in a Schedule 13G on January 26, 2023, reporting ownership as of January 20, 2023. BML Investment Partners, L.P. is a Delaware limited partnership whose sole general partner is BML Capital Management, LLC. The managing member of BML Capital Management, LLC is Braden M. Leonard. As a result, Braden M. Leonard is deemed to be the indirect owner of the shares held directly by BML Investment Partners, L.P. Despite such shared beneficial ownership, the reporting persons disclaim that they constitute a statutory group within the meaning of Rule 13d-5(b)(1) of the Exchange Act. The address for BML Investment Partners, L.P. is 65 E Cedar—Suite 2, Zionsville, IN 46077.

(4)

Based on information filed with the SEC in a Schedule 13G filed on February 14, 2023, reporting ownership as of December 31, 2022. Includes 2,248,065 shares held by Baker Brothers Life Sciences, L.P. (“BBLS”) and 244,053 shares held by 667, L.P. (“667”, and together with BBLS, the “BBA Funds”). Baker Bros. Advisors LP (“BBA”) is the investment adviser to the BBA Funds and has sole voting and investment power with respect to the securities held by the BBA Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC (the “BBA-GP”) is the sole general partner of BBA and thus may be deemed to beneficially own the securities held by the BBA Funds. The principals of BBA-GP are Felix J. Baker and Julian C. Baker (collectively with BBA and BBA-GP, the “Reporting Persons”), who may be deemed to beneficially own the securities held by the BBA Funds. The address for the Reporting Persons is 860 Washington Street, 3rd Floor, New York, NY 10014.

(5)

Based on information filed with the SEC in a Schedule 13G/A on February 2, 2023, reporting ownership as of December 31, 2022. According to the Schedule 13G, each of Osage University Partners II, LP and Osage University GP II, LLC has shared voting and dispositive power with respect to 2,459,572 shares. Shares are held of record by Osage University Partners II, LP. Osage University GP II, LLC is the general partner of Osage University Partners II, LP and may be deemed to share voting and dispositive power with respect to these securities. The address of each reporting person is 50 Monument Road, Suite 201, Bala Cynwyd, PA 19004.

(6)

Based on information filed with the SEC in a Schedule 13G on February 14, 2022, reporting ownership as of December 31, 2021. According to the Schedule 13G, each of LSV Associates II, LLC, Michael A. Carusi, Jean M. George, Henry A. Plain, Jr., and Jason W. Lettmann has shared voting and dispositive power with respect to 2,444,265 shares, which consists of 2,309,901 shares held directly by Lightstone Ventures II, L.P. (“LSV II”) and 134,364 shares held directly by Lightstone Ventures II(A), L.P. (“LSV II(A)”). Messrs. Carusi, Plain and Lettmann, and Ms. George, the individual managing directors of LSV Associates II, the general partner of LSV II and LSV II(A), share voting and dispositive power with respect to the shares held of record by LSV II and LSV II(A), and may be deemed to own beneficially the shares held by LSV II and LSV II(A). The address of each reporting person is 500 Boylston St., Suite 1380, Boston, MA 02116.

(7)

Based on information filed with the SEC in a Schedule 13G on February 14, 2023, reporting ownership as of December 31, 2022. According to the Schedule 13G, each of Avidity Partners Management LP, Avidity Partners Management (GP) LLC, Avidity Capital Partners Fund (GP) LP, Avidity Capital Partners (GP) LLC, David Witzke, and Michael Gregory has shared voting and dispositive power with respect to 1,795,800 shares. The address of each reporting person is 2828 N Harwood Street, Suite 1220, Dallas, Texas 75201.

(8)

Consists of 988,736 shares owned by Dr. Renschler and options to purchase 570,819 shares of common stock that are exercisable within 60 days of August 31, 2023, of which options to purchase 487,413 shares have an exercise price above the estimated maximum dissolution distribution of $3.31 per share.

(9)

Consists of 14,100 shares owned by Mr. Gaiero and options to purchase 105,324 shares of common stock that are exercisable within 60 days of August 31, 2023, of which options to purchase 35,376 shares have an exercise price above the estimated maximum dissolution distribution of $3.31 per share.

(10)	Consists of options to purchase 31,400 shares of common stock that are exercisable within 60 days of August 31, 2023.

(11)

Consists of (a) 2,444,265 shares of common stock held by Lightstone Ventures II, L.P and Lightstone Ventures II (A), L.P., and (b) options to purchase 31,400 shares of common stock that are exercisable within 60 days of August 31, 2023. Ms. George is a Managing Director of LSV Associates II, LLC, the general partner of Lightstone Ventures II, L.P. and Lightstone Ventures II (A), L.P. and may be deemed to have shared voting and dispositive power with respect to the shares held by Lightstone Ventures II, L.P. and Lightstone Ventures II (A), L.P.

(12)	Consists of options to purchase 11,791 shares of common stock that are exercisable within 60 days of August 31, 2023.
(13)	Consists of 369,447 shares owned by Mr. Romberger and options to purchase 31,400 shares of common stock that are exercisable within 60 days of August 31, 2023.
(14)	Consists of options to purchase 9,433 shares of common stock that are exercisable within 60 days of August 31, 2023.
(15)	Consists of 10,000 shares owned by Mr. Thero and options to purchase 9,433 shares of common stock that are exercisable within 60 days of August 31, 2023.
(16)

Consists of 362,340 shares owned by Mr. Zakrzewski and options to purchase 99,922 shares of common stock that are exercisable within 60 days of August 31, 2023. Includes 149,051 shares of common stock held by Z3 Trust, for which Mr. Zakrzewski serves as trustee.

(17)	Consists of 4,178,888 shares owned by all executive officers and directors as a group and options to purchase 900,922 shares of common stock that are exercisable within 60 days of August 31, 2023.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Special Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Special Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single set of Special Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Special Meeting materials, please notify your broker, bank or other nominee or the Company. Direct your written request to Cyteir Therapeutics, Inc., Attn: Corporate Secretary, at 99 Hayden Ave., Building B, Suite 450, Lexington, Massachusetts 02421. Stockholders who currently receive multiple copies of the Special Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Stockholder Proposals and Nominations

We do not intend to hold future annual meetings of stockholders, including the 2024 annual meeting, if the Plan of Dissolution is approved with the Secretary of State of Delaware.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.

•

Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023, or the Original Form 10-K, as amended by Amendment No.  1 to the Original Form 10-K, filed with the SEC on May 2, 2023;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 10, 2023, and for the fiscal quarter ended June 30, 2023, filed with the SEC on August 7, 2023; and

•

Our Current Reports on Form 8-K filed with the SEC on January 19, 2023, as amended by Amendment No.  1 on Form 8-K/A filed with the SEC on February  3, 2023, February  6, 2023, April  3, 2023, May  31, 2023, June  2, 2023, June  14, 2023 and June 30, 2023.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Plan of Dissolution. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

Any person, including any beneficial owner of shares of the Company’s common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to the Company’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Cyteir Therapeutics, Inc.

Attention: Secretary

99 Hayden Ave, Building B, Suite 450

Lexington, Massachusetts 02421

(857) 285-4140

If you have any questions concerning the Plan of Dissolution, the Dissolution, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue

New York, New York 10022

Call toll free: (800) 662-5200

Or collect: +1 (203) 658-9400

Email: CYT@info.morrowsodali.com

[ ], 2023

ANNEX A:

Cyteir Therapeutic, Inc.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to describe and govern the implementation of the complete liquidation, dissolution and winding up of Cyteir Therapeutics, Inc., a Delaware corporation (the “Company”), and the distribution of all of its assets available for distribution to its stockholders under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with Section 275 and other applicable provisions of the DGCL and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.

Approval and Adoption of Plan. The board of directors of the Company (the “Board”) has deemed it advisable that the Company be dissolved, has adopted a resolution authorizing the dissolution of the Company, and has approved and adopted this Plan. If this Plan is adopted by the requisite action of the Company’s stockholders, this Plan shall constitute the adopted Plan of the Company.

2.

Certificate of Dissolution and Effective Time. Subject to Section 16 hereof, following authorization of the complete liquidation and dissolution of the Company by the Company’s stockholders, and at such time as the Board deems appropriate, the Company shall execute, acknowledge and file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the DGCL. The Company shall be dissolved at the time (the “Effective Time”) that the certificate of dissolution is filed with the Office of the Secretary of State of the State of Delaware or such later time as may be stated in the certificate of dissolution.

3.

Survival Period. For three years after the Effective Time (or such longer period as the Delaware Court of Chancery may direct) (the “Survival Period”), the Company shall be continued as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against the Company; settling and closing its business; disposing of and conveying its property; discharging its liabilities; and distributing its remaining assets to its stockholders in one or multiple distributions. However, after the Effective Time, the Company shall not engage in any business for which the corporation was organized, except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan.

4.

General Procedures for Liquidation, Winding Up and Distribution Process. From and after the Effective Time, the Company shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Section 281(b) of the DGCL. The Company shall, prior to the termination of the Survival Period, adopt a plan of distribution pursuant to which the Company or successor entity:

a.	shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company or such successor entity,

b.

shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company, which is the subject of a pending action, suit or proceeding to which the Company is a party and

c.

shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company or successor entity, are likely to arise or to become known to the Company or successor entity within 10 years after the Effective Time.

The plan of distribution shall provide that such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such plan shall provide that such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the Company.

5.

Safe Harbor Liquidation, Winding Up and Distribution Process. If for any reason the Board deems it inadvisable or impracticable to comply with the general procedures described in Section 4 of this Plan, then the Board, without further stockholder action, may seek to comply with the safeharbor set forth in Sections 280 and 281(a) of the DGCL. The Company may commence compliance with the general procedures described in Section 4 of this Plan and then, based on the Board’s decision, abandon compliance with those procedures at any time. If the Board seeks to comply with the safe harbor procedures set forth in Sections 280 and 281(a) of the DGCL, then the Company shall, prior to the termination of the Survival Period, adopt a plan of distribution pursuant to which the Company or successor entity:

a.

giving notice of the Company’s dissolution to all claimants and publishing that notice, in such manner and containing such information as required by the DGCL, including a requirement that any claimant (other than parties to existing lawsuits) must present a claim in writing to the Company;

b.

accepting or rejecting all or any part of the claim made in writing and informing any claimant making a rejected claim that if the claimant does not commence an action, suit or proceeding with respect to the claim within the time period described by the DGCL, the claim will be barred;

c.	offering security or compensation to claimants under contracts if any claim is contingent, conditional or unmatured;

d.

petitioning the Delaware Court of Chancery to determine the amount and form of security (i) that will be reasonably likely to be sufficient to provide compensation for any claim that is the subject of a pending action, suit or proceeding , (ii) that will be sufficient to provide compensation to any claimant under a contract who has rejected the Company’s offer for security and (iii) that will be reasonably likely to be sufficient to provide compensation for claims that have not been made known or have not arisen, but are likely to arise based on facts known to the Company, within the time periods described by the DGCL; and

e.

(i) pay the claims made and not rejected in accordance with Section 280(a) of the DGCL; (ii) post the security offered and not rejected pursuant Section 280(b)(2) of the DGCL; (iii) post any security ordered by the Delaware Court of Chancery in any proceeding under Section 280(c) of the DGCL; and (iv) pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company, all in accordance with the requirements of the DGCL. Any remaining assets shall be distributed to the Company’s stockholders; provided, however, that after the Effective Time, no such distribution may be made to the Company’s stockholders until 150 days after the date of the last notice of rejection given pursuant to Section 280(a)(3) of the DGCL.

6.

Continuing Employees and Consultants. During the Survival Period, the Company may select, retain, hire, employ or contract with such employees, consultants, agents, trustees, independent professional advisors (including legal counsel, accountants and financial advisors) and others, as the Board may determine, from time to time, to be necessary or advisable to effect the liquidation, winding up and distribution of assets described in this Plan. The Company may, in the absolute discretion of the Board, pay the Company’s officers, directors, employees, consultants, agents and other representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

7.

Costs and Expenses. Generally, during the Survival Period, the Company shall pay all costs and expenses that the Board may determine, in its sole and absolute discretion, from time to time to be necessary or advisable to effect the Company’s liquidation and winding up in accordance with this Plan. These costs and expenses may include, without limitation, investment advisory, brokerage, agency, professional, consulting and other fees and expenses of persons rendering services to the Company in connection with the matters described in this Plan and costs incurred to comply with contracts to which the Company is a party.

8.

Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with, and to the extent required or permitted by, the DGCL, the Company’s Sixth Amended and Restated Certificate of Incorporation, the Company’s bylaws and any contractual arrangements, whether these arrangements existed before the dissolution or were entered into after the dissolution. During the Survival Period, acts and omissions of any indemnified or insured person in connection with the implementation of this Plan shall be covered to the same extent that they were covered before the Effective Time. The Company’s obligation to indemnify (or advance expenses to) such persons may also be satisfied out of insurance proceeds or the assets of any trust created pursuant to this Plan. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

9.

Stockholder Consent. Authorization of the Company’s complete liquidation and dissolution by the holders of a majority of the outstanding common stock of the Company shall constitute approval of all matters described in this Plan. Without limiting the foregoing sentence, authorization of the Company’s complete liquidation and dissolution by the holders of a majority of the outstanding common stock of the Company shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the Effective Time, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute approval, adoption and ratification of any and all contracts for sale, exchange or other disposition that are conditioned on stockholder approval.

10.

Subsidiary. As part of its liquidation and winding up, the Company may take any and all actions with respect to its subsidiary, based on the advice and counsel of its legal and other advisors and in accordance with the requirements of the laws and charter documents governing its subsidiary, to liquidate, dissolve and wind up such subsidiary.

11.

Legal Claims. The Company shall defend any claims against it, its officers or directors or its subsidiary, whether a claim exists before the Effective Time or is brought during the Survival Period, based on advice and counsel of its legal and other advisors and in such manner, at such time and with such costs and expenses as the Board may approve from time to time. During the Survival Period, the Company may continue to prosecute any claims that it had against others before the Effective Time and may institute any new claims against any person as the Board may determine necessary or advisable to protect the Company and its assets and rights or to implement this Plan. At the Board’s discretion, the Company may defend, prosecute or settle any lawsuits, as applicable.

12.

Stock of the Company. From and after the close of business on the date of the Effective Time, and subject to applicable law, each holder of shares of the Company’s common stock shall cease to have any rights in respect of that stock, except the right to receive distributions, if any, pursuant to and in accordance with this Plan and the DGCL. After the Effective Time, the Company’s stock transfer records shall be closed, and the Company will not record or recognize any transfer of the Company’s common stock occurring after the close of business on the date of the Effective Time, except, in the Company’s sole discretion, such transfers occurring by will, intestate succession or operation of law as to which the Company has received adequate written notice. As a condition to receipt of any distribution to any holder of the Company’s common stock that is not represented by a certificate, the Board may require the holder to provide such evidence of ownership of the stock as the Company may require. The distributions to the Company’s stockholders pursuant to Section 4 or Section 5 hereof shall be in complete cancellation of all of the outstanding shares of stock of the Company.

13.

Absence of Appraisal Rights. Under the DGCL, the Company’s stockholders shall not be entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by this Plan.

14.

Unclaimed Distributions. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not provided evidence of ownership as required in this Plan or by the Board or for any other reason, the distribution to which the stockholder is otherwise entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, or as soon as practicable after that distribution, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of the distribution. The proceeds of the distribution will thereafter be held solely for the benefit of and for ultimate distribution to the stockholder as the sole equitable owner of the distribution and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. The proceeds of any such distribution will not revert to or become the property of the Company or any other stockholder.

15.

Liquidating Trust. If deemed necessary, appropriate or desirable by the Board, in its sole and absolute discretion, in furtherance of this Plan, and based on advice of the Company’s legal, tax and accounting advisors, the Company may transfer to one or more liquidating trustees, for the benefit of the Company’s stockholders under a liquidating trust, as successor of the Company, all or a portion of the assets of the Company. If assets are so transferred, each holder of the Company’s common stock may receive an interest in the trust pro rata to its, his or her interest in the assets of the Company. All distributions from the trust will be made pro rata in accordance with the interests of the stockholders in the common stock held by them. The interests in the trust will not be transferrable except by operation of law or on death of the recipient. The Board is authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination, to act as a trustee or trustees for the benefit of the Company’s stockholders and to receive assets of the Company. Any past or current officer, director, employee, agent or representative of the Company may act as a trustee. Any trustee appointed will succeed to all right, title and interest of the Company of any kind or character with respect to the transferred assets and, to the extent of the assets so transferred and solely in the capacity as a trustee, shall assume all of the liabilities and obligations of the Company relating to those assets, including without limitation any unsatisfied claims and unascertained or contingent liabilities. Any conveyance of assets to a trustee shall be deemed to be a distribution of property and assets by the Company to the Company’s stockholders. Any conveyance by the Company to a trustee shall be in trust for the Company’s stockholders. The Company, as authorized by the Board in its sole and absolute discretion, may enter into a liquidating trust agreement with one or more trustees, on such terms and conditions as the Board may deem necessary, appropriate or desirable. Adoption of this Plan by the stockholders of the Company shall constitute the approval of stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

16.

Liquidation under Code Sections 331 and 336. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder.

17.

Filing of Tax Forms. The appropriate officers of the Company are authorized and directed, within thirty (30) days after the resolution or plan is adopted to dissolve the Company or liquidate any of its stock, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

18.

Abandonment, Exceptions, Modifications, Clarifications and Amendments. Notwithstanding authorization of the complete liquidation and dissolution of the Company by its stockholders, at any time before the Effective Time the Board may abandon the dissolution of the Company without further action by the stockholders of the Company and terminate this Plan. To the extent permitted by the DGCL, without further action by the Company’s stockholders, at any time before or after the Effective Time, the Board may waive, modify or amend any aspect of this Plan and may provide for exceptions to or clarifications of the terms of this Plan. The Board (and any other person or body authorized by the Board) shall also have the power and authority to interpret this Plan and to make any and all determinations necessary or advisable to apply this Plan to any event, fact or circumstance.

19.

Authorization. The Board is hereby authorized, without further action by the Company’s stockholders, to do and perform, or cause the officers, employees, agents and representatives of the Company, to do and perform, any and all acts, to make, execute, deliver and adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind, and to seek any exemption, exception, waiver or other relief with respect to any laws or regulations applicable to the Company, that are deemed necessary, appropriate or desirable to implement this Plan and the transactions contemplated by this Plan, including without limitation all filings or acts required by any local, state, federal or foreign law or regulation, to liquidate and wind up the affairs of the Company, and to distribute the Company’s remaining assets to its stockholders.

ANNEX B:

SECTIONS 275 THROUGH 283 OF THE DGCL

§ 275. Dissolution generally; procedure.

(a)

If it should be deemed advisable in the judgment of the board of directors of any corporation that it should be dissolved, the board, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, shall cause notice of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution to be given to each stockholder entitled to vote thereon as of the record date for determining the stockholders entitled to notice of the meeting.

(b)

At the meeting a vote shall be taken upon the proposed dissolution. If a majority of the outstanding stock of the corporation entitled to vote thereon shall vote for the proposed dissolution, a certification of dissolution shall be filed with the Secretary of State pursuant to subsection (d) of this section.

(c)

Dissolution of a corporation may also be authorized without action of the directors if all the stockholders entitled to vote thereon shall consent in writing and a certificate of dissolution shall be filed with the Secretary of State pursuant to subsection (d) of this section.

(d)

If dissolution is authorized in accordance with this section, a certificate of dissolution shall be executed, acknowledged and filed, and shall become effective, in accordance with § 103 of this title. Such certificate of dissolution shall set forth:

(1)	The name of the corporation;

(2)	The date dissolution was authorized;

(3)

That the dissolution has been authorized by the board of directors and stockholders of the corporation, in accordance with subsections (a) and (b) of this section, or that the dissolution has been authorized by all of the stockholders of the corporation entitled to vote on a dissolution, in accordance with subsection (c) of this section;

(4)	The names and addresses of the directors and officers of the corporation; and

(5)	The date of filing of the corporation’s original certificate of incorporation with the Secretary of State.

(e)

The resolution authorizing a proposed dissolution may provide that notwithstanding authorization or consent to the proposed dissolution by the stockholders, or the members of a nonstock corporation pursuant to § 276 of this title, the board of directors or governing body may abandon such proposed dissolution without further action by the stockholders or members.

(f)

If a corporation has included in its certificate of incorporation a provision limiting the duration of its existence to a specified date in accordance with § 102(b)(5) of this title, a certificate of dissolution shall be executed, acknowledged and filed in accordance with § 103 of this title within 90 days before such specified date and shall become effective on such specified date. Such certificate of dissolution shall set forth:

(1)	The name of the corporation;

(2)	The date specified in the corporation’s certificate of incorporation limiting the duration of its existence;

(3)	The names and addresses of the directors and officers of the corporation; and

(4)	The date of filing of the corporation’s original certificate of incorporation with the Secretary of State.

The failure to timely file a certificate of dissolution pursuant to this subsection with respect to any corporation shall not affect the expiration of such corporation’s existence on the date specified in its certificate of incorporation pursuant to § 102(b)(5) of this title and shall not eliminate the requirement to file a certificate of dissolution as contemplated by this subsection. If a certificate of good standing is issued by the Secretary of State after the date specified in a corporation’s certificate of incorporation pursuant to § 102(b)(5) of this title, such certificate of good standing shall be of no force or effect.

(g)	A corporation shall be dissolved upon the earlier of:

(1)	The date specified in such corporation’s certificate of incorporation pursuant to § 102(b)(5) of this title; or

(2)	The effectiveness in accordance with § 103 of this title of a certificate of dissolution filed in accordance with this section.

§ 276. Dissolution of nonstock corporation; procedure

(a)

Whenever it shall be desired to dissolve any nonstock corporation, the governing body shall perform all the acts necessary for dissolution which are required by § 275 of this title to be performed by the board of directors of a corporation having capital stock. If any members of a nonstock corporation are entitled to vote for the election of members of its governing body or are entitled to vote for dissolution under the certificate of incorporation or the bylaws of such corporation, such members shall perform all the acts necessary for dissolution which are contemplated by § 275 of this title to be performed by the stockholders of a corporation having capital stock, including dissolution without action of the members of the governing body if all the members of the corporation entitled to vote thereon shall consent in writing and a certificate of dissolution shall be filed with the Secretary of State pursuant to § 275(d) of this title. If there is no member entitled to vote thereon, the dissolution of the corporation shall be authorized at a meeting of the governing body, upon the adoption of a resolution to dissolve by the vote of a majority of members of its governing body then in office. In all other respects, the method and proceedings for the dissolution of a nonstock corporation shall conform as nearly as may be to the proceedings prescribed by § 275 of this title for the dissolution of corporations having capital stock.

(b)

If a nonstock corporation has not commenced the business for which the corporation was organized, a majority of the governing body or, if none, a majority of the incorporators may surrender all of the corporation rights and franchises by filing in the office of the Secretary of State a certificate, executed and acknowledged by a majority of the incorporators or governing body, conforming as nearly as may be to the certificate prescribed by § 274 of this title.

(c)

If a nonstock corporation has included in its certificate of incorporation a provision limiting the duration of its existence to a specified date in accordance with § 102(b)(5) of this title, a certificate of dissolution shall be executed, acknowledged and filed in accordance with § 103 of this title within 90 days before such specified date and shall become effective on such specified date. Such certificate of dissolution shall include the information required by § 275(f) of this title. The failure to timely file a certificate of dissolution pursuant to this subsection with respect to any nonstock corporation shall not affect the expiration of such corporation’s existence on the date specified in its certificate of incorporation pursuant to § 102(b)(5) of this title and shall not eliminate the requirement to file a certificate of dissolution as contemplated by this subsection. If a certificate of good standing is issued by the Secretary of State after the date specified in a nonstock corporation’s certificate of incorporation pursuant to § 102(b)(5) of this title, such certificate of good standing shall be of no force or effect.

§ 277. Payment of franchise taxes before dissolution, merger, transfer or conversion.

No corporation shall be dissolved, merged, transferred (without continuing its existence as a corporation of this State) or converted under this chapter until:

(1)

All franchise taxes due to or assessable by the State including all franchise taxes due or which would be due or assessable for the entire calendar month during which such dissolution, merger, transfer or conversion becomes effective have been paid by the corporation; and

(2)

All annual franchise tax reports including a final annual franchise tax report for the year in which such dissolution, merger, transfer or conversion becomes effective have been filed by the corporation;

notwithstanding the foregoing, if the Secretary of State certifies that an instrument to effect a dissolution, merger, transfer or conversion has been filed in the Secretary of State’s office, such corporation shall be dissolved, merged, transferred or converted at the effective time of such instrument.

§ 278. Continuation of corporation after dissolution for purposes of suit and winding up affairs.

All corporations, whether they expire by their own limitation or are otherwise dissolved, shall nevertheless be continued, for the term of 3 years from such expiration or dissolution or for such longer period as the Court of Chancery shall in its discretion direct, bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against them, and of enabling them gradually to settle and close their business, to dispose of and convey their property, to discharge their liabilities and to distribute to their stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its expiration or dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery.

Sections 279 through 282 of this title shall apply to any corporation that has expired by its own limitation, and when so applied, all references in those sections to a dissolved corporation or dissolution shall include a corporation that has expired by its own limitation and to such expiration, respectively.

§ 279. Trustees or receivers for dissolved corporations; appointment; powers; duties.

When any corporation organized under this chapter shall be dissolved in any manner whatever, the Court of Chancery, on application of any creditor, stockholder or director of the corporation, or any other person who shows good cause therefor, at any time, may either appoint 1 or more of the directors of the corporation to be trustees, or appoint 1 or more persons to be receivers, of and for the corporation, to take charge of the corporation’s property, and to collect the debts and property due and belonging to the corporation, with power to prosecute and defend, in the name of the corporation, or otherwise, all such suits as may be necessary or proper for the purposes aforesaid, and to appoint an agent or agents under them, and to do all other acts which might be done by the corporation, if in being, that may be necessary for the final settlement of the unfinished business of the corporation. The powers of the trustees or receivers may be continued as long as the Court of Chancery shall think necessary for the purposes aforesaid.

§ 280. Notice to claimants; filing of claims.

(a)

(1) After a corporation has been dissolved in accordance with the procedures set forth in this chapter, the corporation or any successor entity may give notice of the dissolution, requiring all persons having a claim against the corporation other than a claim against the corporation in a pending action, suit or proceeding to which the corporation is a party to present their claims against the corporation in accordance with such notice. Such notice shall state:

a.

That all such claims must be presented in writing and must contain sufficient information reasonably to inform the corporation or successor entity of the identity of the claimant and the substance of the claim;

b.	The mailing address to which such a claim must be sent;

c.	The date by which such a claim must be received by the corporation or successor entity, which date shall be no earlier than 60 days from the date thereof; and

d.	That such claim will be barred if not received by the date referred to in paragraph (a)(1)c. of this section; and

e.

That the corporation or a successor entity may make distributions to other claimants and the corporation’s stockholders or persons interested as having been such without further notice to the claimant; and

f.	The aggregate amount, on an annual basis, of all distributions made by the corporation to its stockholders for each of the 3 years prior to the date the corporation dissolved.

Such notice shall also be published at least once a week for 2 consecutive weeks in a newspaper of general circulation in the county in which the office of the corporation’s last registered agent in this State is located and in the corporation’s principal place of business and, in the case of a corporation having $10,000,000 or more in total assets at the time of its dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of such notice, the corporation or successor entity shall mail a copy of such notice by certified or registered mail, return receipt requested, to each known claimant of the corporation including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.

(2)

Any claim against the corporation required to be presented pursuant to this subsection is barred if a claimant who was given actual notice under this subsection does not present the claim to the dissolved corporation or successor entity by the date referred to in paragraph (a)(1)c. of this section.

(3)

A corporation or successor entity may reject, in whole or in part, any claim made by a claimant pursuant to this subsection by mailing notice of such rejection by certified or registered mail, return receipt requested, to the claimant within 90 days after receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title; provided however, that in the case of a claim filed pursuant to § 295 of this title against a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery the time period shall be as provided in § 296 of this title, and the 30-day appeal period provided for in § 296 of this title shall be applicable. A notice sent by a corporation or successor entity pursuant to this subsection shall state that any claim rejected therein will be barred if an action, suit or proceeding with respect to the claim is not commenced within 120 days of the date thereof, and shall be accompanied by a copy of §§ 278-283 of this title and, in the case of a notice sent by a court-appointed receiver or trustee and as to which a claim has been filed pursuant to § 295 of this title, copies of §§ 295 and 296 of this title.

(4)

A claim against a corporation is barred if a claimant whose claim is rejected pursuant to paragraph (a)(3) of this section does not commence an action, suit or proceeding with respect to the claim no later than 120 days after the mailing of the rejection notice.

(b)

(1) A corporation or successor entity electing to follow the procedures described in subsection (a) of this section shall also give notice of the dissolution of the corporation to persons with contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, and request that such persons present such claims in accordance with the terms of such notice. Provided however, that as used in this section and in § 281 of this title, the term “contractual claims” shall not include any implied warranty as to any product manufactured, sold, distributed or handled by the dissolved corporation. Such notice shall be in substantially the form, and sent and published in the same manner, as described in paragraph (a)(1) of this section.

(2) The corporation or successor entity shall offer any claimant on a contract whose claim is contingent, conditional or unmatured such security as the corporation or successor entity determines is sufficient to provide compensation to the claimant if the claim matures. The corporation or successor entity shall mail such offer to the claimant by certified or registered mail, return receipt requested, within 90 days of receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title. If the claimant offered such security does not deliver in writing to the corporation or successor entity a notice rejecting the offer within 120 days after receipt of such offer for security, the claimant shall be deemed to have accepted such security as the sole source from which to satisfy the claim against the corporation.

(c)

(1) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security that will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party other than a claim barred pursuant to subsection (a) of this section.

(2) A corporation or successor entity which has given notice in accordance with subsections (a) and (b) of this section shall petition the Court of Chancery to determine the amount and form of security that will be sufficient to provide compensation to any claimant who has rejected the offer for security made pursuant to paragraph (b)(2) of this section.

(3) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security which will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 5 years after the date of dissolution or such longer period of time as the Court of Chancery may determine not to exceed 10 years after the date of dissolution. The Court of Chancery may appoint a guardian ad litem in respect of any such proceeding brought under this subsection. The reasonable fees and expenses of such guardian, including all reasonable expert witness fees, shall be paid by the petitioner in such proceeding.

(d)

The giving of any notice or making of any offer pursuant to this section shall not revive any claim then barred or constitute acknowledgment by the corporation or successor entity that any person to whom such notice is sent is a proper claimant and shall not operate as a waiver of any defense or counterclaim in respect of any claim asserted by any person to whom such notice is sent.

(e)

As used in this section, the term “successor entity” shall include any trust, receivership or other legal entity governed by the laws of this State to which the remaining assets and liabilities of a dissolved corporation are transferred and which exists solely for the purposes of prosecuting and defending suits, by or against the dissolved corporation, enabling the dissolved corporation to settle and close the business of the dissolved corporation, to dispose of and convey the property of the dissolved corporation, to discharge the liabilities of the dissolved corporation and to distribute to the dissolved corporation’s stockholders any remaining assets, but not for the purpose of continuing the business for which the dissolved corporation was organized.

(f)

The time periods and notice requirements of this section shall, in the case of a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery, be subject to variation by, or in the manner provided in, the Rules of the Court of Chancery.

(g)

In the case of a nonstock corporation, any notice referred to in the last sentence of paragraph (a)(3) of this section shall include a copy of § 114 of this title. In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.

§ 281. Payment and distribution to claimants and stockholders.

(a)	A dissolved corporation or successor entity which has followed the procedures described in § 280 of this title:

(1)	Shall pay the claims made and not rejected in accordance with § 280(a) of this title,

(2)	Shall post the security offered and not rejected pursuant to § 280(b)(2) of this title,

(3)	Shall post any security ordered by the Court of Chancery in any proceeding under § 280(c) of this title, and

(4)	Shall pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the corporation or such successor entity.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to § 280(a)(3) of this title. In the absence of actual fraud, the judgment of the directors of the dissolved corporation or the governing persons of such successor entity as to the provision made for the payment of all obligations under paragraph (a)(4) of this section shall be conclusive.

(b)

A dissolved corporation or successor entity which has not followed the procedures described in § 280 of this title shall, prior to the expiration of the period described in § 278 of this title, adopt a plan of distribution pursuant to which the dissolved corporation or successor entity (i) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation or such successor entity, (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 10 years after the date of dissolution. The plan of distribution shall provide that such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such plan shall provide that such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation.

(c)

Directors of a dissolved corporation or governing persons of a successor entity which has complied with subsection (a) or (b) of this section shall not be personally liable to the claimants of the dissolved corporation.

(d)	As used in this section, the term “successor entity” has the meaning set forth in § 280(e) of this title.

(e)

The term “priority,” as used in this section, does not refer either to the order of payments set forth in paragraph (a)(1)-(4) of this section or to the relative times at which any claims mature or are reduced to judgment.

(f)

In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.

§ 282. Liability of stockholders of dissolved corporations.

(a)

A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) or (b) of this title shall not be liable for any claim against the corporation in an amount in excess of such stockholder’s pro rata share of the claim or the amount so distributed to such stockholder, whichever is less.

(b)

A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) of this title shall not be liable for any claim against the corporation on which an action, suit or proceeding is not begun prior to the expiration of the period described in § 278 of this title.

(c)	The aggregate liability of any stockholder of a dissolved corporation for claims against the dissolved corporation shall not exceed the amount distributed to such stockholder in dissolution.

§ 283. Jurisdiction.

The Court of Chancery shall have jurisdiction of any application prescribed in this subchapter and of all questions arising in the proceedings thereon, and may make such orders and decrees and issue injunctions therein as justice and equity shall require.

CYTEIR THERAPEUTICS, INC.
99 HAYDEN AVE., BUILDING B, Suite 450 LEXINGTON, MA 02421
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 15, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the Meeting – Go to www.virtualshareholdermeeting.com/CYT2023SM
You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and following the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 15, 2023. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following proposals: For Against Abstain
1. The Dissolution Proposal, which includes the approval of the liquidation and dissolution of the Company (the “Dissolution”) and the Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”), which, if approved, will authorize the Board of Directors to liquidate and dissolve the Company in accordance with the Plan of Dissolution. ☐ ☐ ☐
2. The Adjournment Proposal, which includes the approval of an adjournment of the Special Meeting to a later date or dates, if necessary, to solicit additional proxies to approve the Dissolution Proposal in the event that there are insufficient votes to approve the Dissolution Proposal. ☐ ☐ ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
0000620439_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com
CYTEIR THERAPEUTICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS
NOVEMBER 16, 2023
The stockholder(s) hereby appoint(s) Markus Renschler and David Gaiero, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cyteir Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually at [TBD]., Eastern Time on November 16, 2023, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side
0000620439_2 R1.0.0.6